   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2003
                     REGISTRATION STATEMENT NO.  333-99599
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 5
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   GWIN, INC.
                 (Formerly Global Sports & Entertainment, Inc.)
                                   ----------
                 (Name of Small Business Issuer in Its Charter)

            Delaware                  7990                  04-3021770
(State or other jurisdiction      (Primary Standard      (I.R.S. Employer
of incorporation or organization)    Industrial         Identification No.)
                                   Classification
                                   Code Number)
                            --------------------------

                             5092 South Jones Blvd.
                             Las Vegas, Nevada 89118
                                 (702) 967-6000
(Address and telephone number of principal executive offices and principal place of business)

                            --------------------------
                                Wayne Allyn Root
                             Chief Executive Officer
                                   GWIN, Inc.
                             5092 South Jones Blvd.
                             Las Vegas, Nevada 89118
                                 (702) 967-6000
            (Name, address and telephone number of Agent for Service)
                            --------------------------
                                    Copy to:
                              Nimish P. Patel, Esq.
                           Pollet, Richardson & Patel
                       10900 Wilshire Boulevard, Suite 500
                         Los Angeles, California  90024
                                 (310) 208-1182
                            ---------------------------
        Approximate Date of Commencement of Proposed Sale to the Public:
   From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title Of Each Class Of                         Maximum               Maximum
Securities To Be           Amount To Be    Aggregate Offering   Aggregate Offering       Amount Of
Registered                 Registered      Price Per Share            Price         Registration Fee
-----------------------  ---------------  --------------------  -------------------  -----------------
 Common Stock, par
 value $0.0001 per
 share                     3,108,333 (1)   $          0.42 (2)   $      1,305,499.86  $         120.11
-----------------------  ---------------  --------------------  -------------------  -----------------
 Common Stock
 issuable upon
 exercise of Warrants        450,000 (3)   $          0.995(4)   $      448,000.00   $          40.99
-----------------------  ---------------  --------------------  -------------------  -----------------
 Common Stock
 issuable upon
 exercise of Warrants        500,000 (6)   $          0.50(7)   $      250,000       $          23.00
-----------------------  ---------------  --------------------  -------------------  -----------------
 Common Stock
 issuable upon
 conversion of Series
 C Preferred               3,000,000(5)    $           0.42(2)   $       1,260,000   $         115.92
-----------------------  ---------------  --------------------  -------------------  -----------------
 Total                     7,058,333                             $    3,263,499.86   $         300.02
-----------------------  ---------------  --------------------  -------------------  -----------------


(1) Represents our good faith estimate of the number of shares that are issued to selling security holders, including 1,875,000 shares issuable following the conversion of interest and/or principal of a 13% Convertible Note held by a selling security holder or our payment of the interest and/or principal of the convertible note held by the selling security holder with shares of our common stock, 33,333 shares of common stock held by a selling security holder, and 200,000 shares of common stock issuable following the conversion of interest and/or principal of a 5% Convertible Note held by a selling security holder or our payment of the interest and/or principal of the convertible note held by the selling security holder with shares of our common stock. If our good faith estimate is incorrect and we determine that additional common stock will be required to cover all principal and interest payments, we will be required to file a new registration statement to register any such additional shares. Includes 1,000,000 shares of common stock held by Neil T. Hadfield and Margaret A. Jackson, as Trustees of the Neil T. Hadfield and Margaret A. Jackson Trust.

(2) Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the bid and ask prices of the common stock on September 10, 2002, as quoted on the OTC Electronic Bulletin Board.

(3) Represents the 250,000 shares that may be sold by a selling security holder following the exercise of a warrant issued in connection with a 13% Convertible Note with a weighted average exercise price of $0.99, and 200,000 shares that may be sold by a selling security holder following the exercise of a warrant issued in connection with a 5% Convertible Note with an exercise price of $1.00.

(4) Pursuant to Rule 457(g), calculated based upon a weighted average exercise price of $0.995 for the warrants.

(5) Represents the number of shares that may be sold by Series C Preferred shareholders upon conversion of Series C shares.

(6) Represents 500,000 shares that may be sold by a selling security holder following the exercise of a warrant with an exercise price of $0.50.

(7) Pursuant to Rule 457(g), calculated based upon a weighted average exercise price of $0.50 for the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                              SUBJECT TO COMPLETION
                              ---------------------

                                   GWIN, Inc.
                                   ----------

                        7,058,333 shares of Common Stock
                        --------------------------------

     This prospectus relates to the resale by the selling shareholders of up to 7,058,333 shares of common stock of GWIN. The selling shareholders are offering:

* 3,108,333 shares of common stock, including 1,875,000 shares underlying our 13% Convertible Note and 200,000 shares underlying our 5% Convertible Note;

*    950,000 shares of common stock issuable upon exercise of existing warrants;
     and

*    3,000,000 shares of common stock underlying our Series C Preferred Stock.

     The offering is being conducted on a best efforts, no minimum basis. There is no minimum number of shares that the selling shareholders must sell, and no minimum number of shares that any investor must purchase. There will be no escrow account.

     The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

     We will receive no proceeds from the sale of the shares by the selling shareholders. However, if the selling shareholders exercise any of the warrants, we will receive the proceeds from the exercise. If all of the warrants are exercised, these proceeds will total $698,000.

     Our common stock is quoted on the OTC Bulletin Board under the symbol GWIN. On January 29, 2003, the average of the bid and asked prices of the common stock on the Over-the-Counter Bulletin Board was $.26 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is February ___, 2003
                              _____________________

                                Table of Contents

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.



Prospectus summary
Risk factors
Use of proceeds
Selling shareholders
Management's discussion and analysis of financial condition and results of operations
Description of Business
Market for common equity and related stockholders matters
Security ownership of certain beneficial owners and management
Executive Officers and Directors
Executive Compensation
Certain relationships and related transactions
Description of securities
Disclosure of commission position on indemnification
Plan of distribution
Legal matters
Experts
Where you can find more information

                                        5

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. To better understand this offering, and for a more complete description of the offering, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements, which are included elsewhere in this prospectus.

BUSINESS

     We provide sports handicapping analysis and advice to sports bettors worldwide through our wholly-owned subsidiary - Global SportsEDGE, Inc. Global SportsEDGE provides professional handicapping advice on professional NFL and college NCAA football, professional NBA and college NCAA basketball, and professional MLB baseball, with plans to expand in Europe and Asia covering soccer, cricket and rugby. The market for sports handicapping is directly linked to sports wagering, which is currently permitted in the U.S. only in the State of Nevada. Our revenues for the fiscal period ended July 31, 2002 were $ 3,027,230. We had a net loss of $ (2,075,443)for the same period, and our accumulated deficit to July 31, 2002 is $(14,857,661). For the quarter ended October 31, 2002, our revenues were $1,549,478, we had a net loss (computed without reference to an imputed non-cash dividend on Series C Preferred Stock) of $(2,588,159), and we had an accumulated deficit of $(17,831,534). Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

     Our prime revenue generating vehicle is "The WinningEDGE," a 30-minute, professionally produced television infomercial, which airs nationally Saturday mornings during the football season on both the PAX TV Network and selected Fox Sports Net stations. The show is hosted by our Chairman and Chief Executive Officer, Wayne Allyn Root, and showcases our team of professional handicappers, including Randy White (NFL Hall of Fame, Super Bowl Most Valuable Player), and handicappers Larry Ness, and Alec McMordie. Messrs. Ness and McMordie combined have won over 30 nationally recognized handicapping contests. Past performance does not ensure future success. High profile guests are also featured on the show. During the 2000-2001 and 2001-2002 seasons, guests included Tony Dorsett (NFL Hall of Fame, Heisman Trophy), and Rick Barry (NBA Hall of Fame). Other NFL celebrities join the cast on a regular and semi-regular basis. In the past these have included Dan Hampton (six-time NFL All Pro) and Phil McConkey.

     We generate revenue from our television show and other advertising by having sports fans and bettors call a toll-free number, where an account representative offers the caller a comprehensive selection of services, such as a slate of predictions for the upcoming weekend's events or for an entire season. We have approximately 35 commission-based account representatives in three offices, two in Las Vegas and the other in Phoenix. We have also entered into revenue-sharing advertising agreements with other websites and use guest spots on other sports and sports handicapping television shows to generate customer interest.

     Our executive offices are located at 5092 South Jones Blvd., Las Vegas, Nevada 89118 and our telephone number is (702) 967-6000. Our primary web site is located at www.WinningEDGE.com.


                                  THE OFFERING


Total shares outstanding  . . . . . . . . . . . .  22,181,737 (1)

Shares being offered for resale to the
 public . . . . . . . . . . . . . . . . . . . . .  7,058,333

Percentage of currently outstanding shares being
 offered. . . . . . . . . . . . . . . . . . . . .  31.8%

Price per share to the public . . . . . . . . . .  Market price at time of resale, or as otherwise negotiated by selling shareholders

                                        6

Use of proceeds from the offering . . . . . . . .  We will not receive any proceeds from this offering. However, we will receive
                                                   approximately $698,000 if the
                                                   outstanding warrants issued in connection with
                                                   our 13% Convertible Note and our 5% Convertible
                                                   Note are exercised.
See our discussion under Use of Proceeds.

(1)  As of January 28, 2003, and does not include:

* 4,882,073 common shares issuable upon exercise of 5% convertible debentures;

* 2,510,416 common shares issuable upon exercise of outstanding options and 11,243,047 common shares issuable upon exercise of outstanding warrants, such warrants and options having a combined weighted average exercise price of $0. 84; and

* 7,025,000 shares authorized for issuance to selling shareholders, but not yet issued, and currently being registered (the additional 33,333 shares included in this offering have already been issued).

                             ADDITIONAL INFORMATION

In this prospectus, the terms "Company," "GWIN," "Global Sports Edge," "we," "us," and "our" refer to GWIN, Inc., a Delaware corporation, and its subsidiary, Global SportsEdge, Inc., a Delaware corporation, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.0001 per share, of GWIN, Inc.

                                  RISK FACTORS

An investment in the common stock offered involves a high degree of risk. You should consider carefully the risks described below and all other information contained in this prospectus before making an investment decision. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of, or related to, our company.

WE HAVE ACCUMULATED A SIGNIFICANT DEFICIT SINCE OUR INCEPTION, AND OUR AUDITORS HAVE EXPRESSED UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent auditors have expressed that there is substantial doubt in our ability to continue as a going concern. We incurred a net loss of $6,162,867 during the year ended December 31, 2000 and $5,527,352 during the year ended December 31, 2001. As of July 31, 2002, we have incurred an accumulated deficit of approximately $14,857,661 and a working capital deficit of approximately $3,013,361. For the quarter ended October 31, 2002, our revenues were $1,549,478, we had a net loss (computed without reference to an imputed non-cash dividend on Series C Preferred Stock) of $2,588,159, and we had an accumulated deficit of $17,831,534. Our operating losses, as well as uncertain sources of financing, create an uncertainty about our ability to continue as a going concern.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

     Our business commenced operations in January 2000. As a result, we have a limited operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in their early stages of development. These risks are further amplified by the fact that we are operating in a technology market which is relatively new and rapidly evolving. These risks and uncertainties include the following:

* our business model and strategy are still evolving and are continually being reviewed and revised;

* we may not be able to successfully implement our business model and strategy; and

*    our  management  has  not  worked  together  for  very  long.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline.

WE WILL CONTINUE TO REQUIRE MONEY TO FUND FUTURE OPERATIONS AND WE ARE NOT SURE WE CAN OBTAIN ADDITIONAL FINANCING. OUR FAILURE TO SUCCESSFULLY OBTAIN ADDITIONAL FUTURE FUNDING ON FAVORABLE TERMS MAY JEOPARDIZE OUR ABILITY TO CONTINUE OUR BUSINESS AND OPERATIONS.

     We will need to raise significant additional capital in order to fully implement our planned business expansion. See our discussion titled "Business-Our Strategy." We cannot assure you that additional public or private financing, including debt or equity financing, that we require now or in the future will be available at all or, if available, may be on terms unfavorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. If adequate funds are not available, we may be unable to fully implement our planned expansion.


OUR EXECUTIVE OFFICERS AND DIRECTORS WILL HAVE SIGNIFICANT INFLUENCE OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL, INCLUDING DELAYING OR PREVENTING A CHANGE IN OUR CORPORATE CONTROL.

     Our executive officers and directors and their affiliates together control approximately 47.7% of our outstanding common stock (42.5% on a fully diluted basis). As a result, these stockholders, if they act together, will have significant influence in all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of our executive officers and directors may differ from the interests of our other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale or merger of our company and may affect the market price of our stock.

THE SHARES BEING REGISTERED IN THIS OFFERING CONSITUTE 31.8% OF OUR CURRENT OUTSTANDING SHARES, WHICH WILL BE ISSUED TO THE SELLING SHAREHOLDERS UPON CONVERSION OF THEIR DEBT AND/OR WARRANTS. IN ADDITION, A NUMBER OF OUR
SHAREHOLDERS HOLD OPTIONS TO PURCHASE OUR COMMON STOCK, AND WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK. THE OCCURRENCE OF ANY OR ALL OF THESE EVENTS MAY DILUTE THE VALUE AND OWNERSHIP INTEREST OF OUR COMMON STOCK TO CURRENT SHAREHOLDERS.

     The shares of common stock being registered in this offering underlie debt and warrants held by various shareholders. These shares collectively constitute 31.8% of our current outstanding common stock. In addition, we have 2,160,416 additional shares of common stock which may be issued upon exercise of options currently outstanding, and 11,243,047 additional shares of common stock which may be issued upon exercise of currently outstanding warrants. Conversion of these warrants, options and/or debt may result in a significant amount of dilution to the market value and/ or ownership value of the interest held by current shareholders not possessing such warrants, options and/or debt.

     In addition, we may raise capital by issuing additional shares of common stock. If we raise additional capital through the issuance of new securities at a lower price than you paid for your shares, you will be subject to immediate and substantial dilution in the net tangible book value of your shares of common stock. In addition, any new securities may have rights, preferences or privileges senior to those securities held by investors of the shares currently offered.

OUR SHARE PRICE MAY DECLINE DUE TO THE LARGE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET.

     16,589,608 shares of our common stock became eligible for sale in the public market under Rule 144 of the Securities Act of 1933, as amended, as of August 31, 2002. This represents approximately 74.8% of our issued and outstanding shares. While the sales will be subject to volume limitations, sales of substantial amounts of these shares of common stock in the public market, or the possibility of these sales, may adversely affect our stock price.

WE EXPERIENCE SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS DUE TO THE SEASONALITY ASSOCIATED WITH PROFESSIONAL AND COLLEGE SPORTS. THESE FLUCTUATIONS MAY CAUSE CASH SHORTFALLS, MATERIALLY AFFECTING OUR RESULTS OF OPERATIONS, AS WELL AS MAKING FINANCIAL FORECASTING DIFFICULT. BOTH OF THESE FACTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COMMON STOCK TRADING PRICE.

     As a result of our limited operating history and the nature of our business, we believe that quarter-to-quarter comparisons of results of operations for preceding quarters are not necessarily meaningful. Our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Some of the factors that could cause our quarterly or annual operating results to fluctuate include the cyclical nature of our business operations, market acceptance of our services, competitive pressures, and customer retention. For example, we currently provide handicapping analysis and advice for football, basketball and baseball. The most popular sports for wagering in the United States are professional and college football, which take place primarily during the fourth quarter, followed by college basketball which takes place primarily during the first quarter. Accordingly, we have traditionally experienced lower net sales in the second and third quarters and higher net sales in the first and fourth quarters. This results in an uneven revenue stream, and our quarterly operating results are difficult to predict and are likely to vary in the future.

     Any significant shortfall in revenues could have an immediate and adverse effect on our business and financial condition. If our earnings are below financial analysts' expectations in any quarter, our stock price may drop. You should not rely on the results of any one quarter as an indication of our future performance. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline.

NEW STATUTORY OR REGULATORY RESTRICTIONS ON WAGERING ON LIVE SPORTING EVENTS COULD DECREASE DEMAND FOR OUR HANDICAPPING SERVICES AND THEREBY DECREASE OUR REVENUES.

     Although our activities are not regulated by gaming authorities, gaming activities are subject to extensive statutory and regulatory control by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and economic or regulatory policies. Significant new restrictions on wagering on sporting events could have a negative impact on sales of our handicapping services resulting in decreased revenues.

A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD CONTINUE TO NEGATIVELY AFFECT THE ENTERTAINMENT AND GAMING INDUSTRIES, INCLUDING OUR BUSINESS.

     Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable income, and thus a decline in general economic conditions may lead to customers having less discretionary income to wager on sports, which could result in a continued material adverse effect on our business, financial condition, operating results and prospects.

THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON OUR PROFESSIONAL HANDICAPPERS AND LOSING THE SERVICES OF OUR HANDICAPPERS COULD DECREASE OUR REVENUES AND IMPAIR OUR ABILITY TO PURSUE OUR BUSINESS PLAN.

     Our future success depends, in significant part, upon the continued service and performance of our professional handicappers, in particular Wayne Allyn
Root, our Chairman and Chief Executive Officer. Although we have key-man insurance on Mr. Root with a death benefit of $5 million, losing the services of Mr. Root could impair our ability to effectively promote our company and to carry out our business plan. Each of our handicappers is subject to a sports personality agreement, which requires them to provide their handicapping services to us, as well as appear on our infomercial, as requested, and is renewed annually.

     Our future success also depends on our continuing ability to attract and retain highly qualified professional handicappers. Competition for these individuals is intense. Our inability to attract and retain additional, highly skilled personnel required for expansion of our operations could adversely affect our results of operations.

WE FACE STRONG COMPETITION IN ALL ASPECTS OF OUR BUSINESS, AND OUR FAILURE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR REVENUES AND PROFITABILITY.

     The market for our services and products is intensely competitive and we expect that competition will increase. We face competition from numerous operations that sell sports handicapping information through television infomercials, the Internet, print media, direct mail and telemarketing. Many of our competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger user and membership bases. These competitors may be able to devote greater resources to marketing and to the development and promotion of their services, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we. In addition, these competitors may be able to respond more quickly to changes in Internet technology and adapt more quickly to evolving industry trends or changing Internet user preferences. We cannot assure you that we will be able to compete successfully against current and future competitors, or that competitive pressures will not have a negative impact on our ability to generate revenues and to achieve or sustain profitability.

BECAUSE WE HAVE FEW PROPRIETARY RIGHTS, OTHERS CAN PROVIDE SERVICES SUBSTANTIALLY EQUIVALENT TO OURS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR COMPETITIVENESS AND OUR FINANCIAL POSITION.

     Our product and service offerings are not protected by patents and are generally not patentable. We believe that most of the information we use to provide our handicapping analysis is generally known and available to others. Consequently, apart from the advantages afforded by our expert handicappers, others can offer services substantially equivalent to ours.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO ENGAGE IN COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT US FROM SELLING OUR PRODUCTS OR SERVICING OUR CUSTOMERS.

     We cannot be certain that our technology and other intellectual property does not infringe upon the intellectual property rights of others. Authorship and priority of intellectual property rights can be difficult to verify. Because patent and trademark applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to services similar to those offered by us. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties.

     If our products or technology violate third-party proprietary rights, we cannot assure you that we would be able to arrange licensing agreements or other satisfactory resolutions on commercially reasonable terms, if at all. Any claims made against us relating to the infringement of third-party propriety rights could result in the expenditure of significant financial and managerial resources and injunctions preventing us from providing services. Such claims could severely harm our financial condition and ability to compete.

IF WE CANNOT PROTECT OUR TRADENAME OR OUR INTERNET DOMAIN NAMES, OUR ABILITY TO CONDUCT OUR OPERATIONS MAY BE IMPEDED, AS WELL AS RESULT IN SUBSTANTIAL COSTS DUE TO LITIGATION.

     We have received trademark registration for our "The WinningEDGE" tradename with the United States Patent and Trademark Office. However, we cannot assure you that we will be able to secure adequate protection for our tradename. Our actions may be inadequate to protect our tradename or to prevent others from claiming violations of their tradenames. We also own the Internet domain names www.winningedge.com, www.globalsportsedge.com and www.gsportsedge.com. Government agencies and their designees generally regulate the acquisition and maintenance of domain names. Governing bodies may establish additional top-level domains, appoint additional domain registrars or modify the requirements for holding domain names. As a result we may be unable to acquire or maintain relevant domain names in all countries in which we do business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our trademarks and Internet domain names. Our failure to protect our tradename or our Internet domain names could impair our ability to conduct our business operations, or may result in costly litigation and the expenditure of significant financial and managerial resources and injunctions preventing us from providing services. Such claims could severely harm our financial condition and ability to compete.

SYSTEM FAILURES, DELAYS AND CAPACITY CONSTRAINTS MAY DAMAGE OUR CUSTOMER RELATIONS OR INHIBIT OUR POSSIBLE GROWTH.

     Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems, which must be able to accommodate significant numbers of users and advertisers. We may experience periodic systems interruptions and down time caused by traffic to our website and technical difficulties, which could result in a loss of potential or existing users and advertisers and may adversely affect our results of operations. Limitations of our technology infrastructure may prevent us from maximizing our business opportunities and inhibit our possible growth.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.
     The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

*    quarterly  variations  in  anticipated  or  actual  results  of operations;

*    new  services, products or strategic developments by us or our competitors;

* increased expenses, whether related to sales and marketing or administration; and

*    comments  about  us  or  our  markets  posted  on  the  Internet.

     Moreover, the stock market from time to time has experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities for emerging growth companies and certain industry groups such as Internet-related companies and are often unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our shareholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.



THE LIMITED PUBLIC MARKET FOR OUR COMMON STOCK MAY REDUCE OUR SHAREHOLDERS' ABILITY TO SELL OUR COMMON STOCK, AND INCREASE THE VOLATILITY OF OUR STOCK PRICE.

     Our common stock currently is traded on the OTC Bulletin Board, which is generally considered to be a less efficient market than national exchanges or trading systems, and trading volume has been low. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and media coverage of us and our business, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

WE HAVE NOT PAID CASH DIVIDENDS AND IT IS UNLIKELY THAT WE WILL PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

     We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

DELAWARE LAW AND OUR CORPORATE CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR DISCOURAGE TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that may inhibit changes in our control that are not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in our control despite possible benefits to our stockholders, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of our stockholders.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

     Our common stock is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Securities and Exchange Act of 1934, as amended, which apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which has a tangible net worth of less than $5,000,000 - or $2,000,000 if we have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules affect the ability of broker-dealers to sell shares of our common stock and may affect the ability of shareholders to sell their shares in the secondary market if such a market should ever develop, as compliance with such rules may delay and/or preclude certain trading transactions. The penny stock rules could have an adverse effect on the liquidity and/or market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking" statements, which reflect our current views with respect to possible future events and financial performance. They are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, significant competition, the uncertainty of proprietary rights, trading risks of low-priced stocks and those other risks and uncertainties discussed in this prospectus that could cause our actual results to differ materially from our historical results or those we hope to achieve. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus. Except as required by law, we undertake no obligation to announce publicly revisions we make to these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling shareholders. However, if the selling shareholders exercise any of the warrants not related to the Series C Preferred Shares, we will receive the proceeds from the exercise. The weighted average exercise price of the warrants is $.99 per share of common stock, and expire on June 27, 2007. The exercise price of the warrants issued to the Neil T. Hadfield and Margaret A. Jackson Trust is $0.50, and expire on December 31, 2004. If all of the warrants unrelated to the Series C Shares are exercised, these proceeds would total $698,000.




                             NUMBER OF  COMMON SHARES TO BE   EXERCISE   PROCEEDS IF
CLASS OF WARRANT                         ISSUED                 PRICE     EXERCISED
---------------------------  -------------------------------  ---------  ------------

LAURUS FUND                                          250,000  $   0.992  $    248,000
---------------------------  -------------------------------  ---------  ------------
JAMES N. BAXTER                                      200,000  $    1.00  $    200,000
---------------------------  -------------------------------  ---------  ------------
           TOTAL                                                450,000  $    448,000
---------------------------  -------------------------------  ---------  -----------
---------------------------  -------------------------------  ---------  ------------
NEIL T. HADFIELD AND MARGARET
A. JACKSON TRUST WARRANTS                        500,000      $    0.50  $  250,000
---------------------------  -------------------------------  ---------  ------------

           GRAND TOTAL                                                   $  698,000
---------------------------  -------------------------------  ---------  ------------

     The total proceeds that we may receive if the selling shareholders exercise any of the warrants described in this section is $698,000. Our receipt of proceeds from this offering is contingent on both market conditions and the actions of the converting shareholders. If we generate proceeds, we intend to use the proceeds to pay down any indebtedness we may have at that time, and the remainder will be used as general working capital to fund our existing operations.

                              SELLING SHAREHOLDERS

     The following table provides certain information with respect to the selling shareholders' beneficial ownership of common stock as of January 28, 2003, and as adjusted to give effect to the sale of all of the shares offered in this prospectus. Because the selling shareholders can offer all, some or none of their shares of our common stock, we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that they will sell all shares covered by this prospectus. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

     Aside from Mr. Keating, our former chief executive officer and currently a director, none of our selling shareholders have, or within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates. Mr. Keating is considered to be an underwriter for the purposes of this offering.

                                                                         Number of Shares
                                                                     Beneficially Owned After
                               Number of Shares                            Offering (1)
                             Beneficially Owned   Number of Shares    Number of
    Name                        Before Offering   Being Registered    Shares       Percentage
--------------------------  -------------------- -----------------   ----------- ------------

Laurus Master Fund, Ltd. (2)       2,125,000(3)      2,125,000           0            0
Trilium Holdings Ltd.              2,095,237(4)      1,000,000           1,095,237    2.5%
Luca Toscani                         466,666(5)        280,000           0            0
Timothy J. Keating                 5,654,444(6)      1,720,000(7)     3,934,444       8.8%
James N. Baxter                      400,000(8)        400,000           0            0
Integrated Corporate Relations,
 Inc.                                 33,333            33,333           0            0
Neil T. Hadfield and Margaret A.
Jackson Trust                      1,500,000(9)      1,500,000           0            0

(1) Based on 22,181,737 shares issued and outstanding as of January 28, 2003. Percentages based upon 44,674,413 shares issued and outstanding on a fully diluted basis.

(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C., a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus Master Fund, Ltd. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC

(3) Includes 1,875,000 shares of common stock issuable upon conversion of interest and/or principal of 13% Conversion Note and 250,000 shares of common stock issuable upon exercise of existing warrants.

(4)  Includes  1,000,000  shares  of  common stock underlying Series C Preferred
Stock.

(5)  Includes 180,000 shares of common stock underlying Series C Preferred
Stock.

(6) Includes 400,000 shares held by Keating Partners, LP, through which Mr. Keating is the indirect beneficial holder, 600,000 shares issuable upon conversion of warrants, held by Keating Investments, LLC, though which Mr. Keating is the indirect beneficial holder, 559,207 held directly by Mr. Keating, 400,000 shares issuable upon conversion of a warrant, held directly by Mr. Keating, 1,120,000 shares of common stock underlying Series C Preferred Stock held directly by Mr. Keating, 1,028,570 shares of common stock underlying Series C Preferred Stock held by Keating Partners, LP, through which Mr. Keating is the indirect beneficial holder, and 400,000 shares of common stock issuable upon conversion of a Series C warrant held by Keating Partners, LP.

(7) Includes 1,120,000 shares of common stock underlying Series C Preferred Stock held directly by Mr. Keating and 600,000 shares of common stock underlying Series C Preferred Stock held by Keating Partners, LP, through which Mr. Keating is the indirect beneficial holder.

(8) Includes 200,000 shares of common stock issuable upon conversion of interest and/or principal of 5% Conversion Note and 200,000 shares issuable upon exercise of an existing warrant.

(9) Includes 1,000,000 shares of common stock issued to Neil T. Hadfield and Margaret A. Jackson as Trustees for the Neil T. Hadfield and Margaret A. Jackson Trust, and 500,000 shares issuable upon exercise of a warrant with an exercise price of $500,000 and expiring on December 31, 2004.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of GWIN should be read together with the financial statements and related notes that are included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

OVERVIEW

     We provide sports handicapping information and analysis to sports bettors through direct marketing channels such as television infomercials, radio programs, the Internet, telemarketing and print media. The handicapping information that we currently provide includes commentary, analysis and picks from leading sports handicappers for professional and college football, professional and college basketball, and professional baseball.

     We generate revenue by selling the handicapping advice and analysis of our professional handicappers to customers that call the telephone numbers advertised on our weekly 30-minute infomercial program called The WinningEDGE which airs nationally every Saturday morning during the football season on PAX TV Network and on selected Fox Sports Net stations. Our handicapping services are also sold on our website located at www.WinningEDGE.com. Our website also provides free odds, scores, schedules, injury and weather reports and free picks from our professional handicappers, as well as the opportunity for visitors to purchase a broad selection of picks and services offered through the site.

     In July 2001, Global Sports & Entertainment, Inc. (which has been renamed Global SportsEDGE, Inc.) completed a reverse acquisition of our company in which we acquired all of the outstanding capital stock of Global SportsEDGE in exchange for shares of our Series B preferred stock. The shares of Series B preferred stock that were issued in the reorganization were automatically converted into a total of 14,845,241 shares of our common stock concurrent with, and after giving effect to, a one-for-four reverse split of our common stock effected in August 2001. The stockholders of our company prior to the reorganization held a total of 3,750,000 shares of our common stock after the reorganization and after giving effect to the reverse stock split. Unless otherwise indicated, all share numbers stated in this prospectus give effect to the reorganization and the one-for-four reverse stock split.

     Initially, the reverse acquisition included a California corporation, TurfClub.com, Inc. ("TurfClub") However, we have since sought to rescind the transaction with respect to TurfClub due to breach of the merger agreement. In February 2002, we reached an agreement with the shareholders of TurfClub.com who were not involved with the matters which gave rise to the decision to rescind. That agreement provided that we issue a reduced number of shares of common stock and warrants in exchange for mutual releases from all parties.

We have concluded the rescission and all related litigation.


All financial figures reflect only financial information for our Global SportsEDGE, Inc. subsidiary, which is currently our only operating business. Please refer to our discussion in "Business-Legal Proceedings."

PLAN OF OPERATIONS

     Over the next 24 months, we intend to expand our business model to cover additional sports, such as soccer, cricket and rugby, in other geographic markets and to develop and/or enter into joint venture relationships to sell related products and services to our customer base. In addition, we intend to continue expanding our existing customer base by marketing our current handicapping services for football, basketball and baseball in the United States. We also intend to generate additional revenues by selling advertising services on our television show and website and by licensing the use of our database. For further discussion, please refer to our `Management`s Discussion and Analysis - Liquidity and Capital Resources` section.

     As of December 31, 2001, we had assets of $867,735 and a working capital deficit of $(3,118,002). In addition, we had a total accumulated deficit of $(12,782,218) as of December 31, 2001. As of July 31, 2002, we had assets of $1,063,463, a working capital deficit of $(3,013,361), and a total accumulated deficit of $(14,857,661). We require approximately $130,000 per week during the football season to purchase cable television airtime for our infomercials and to promote our services on radio and in print publications.

     On August 21, 2002, we entered into an agreement with Newmarket Investments plc (formerly The British Bloodstock Agency, plc ("BBA")), an existing debenture holder. BBA currently holds a $500,000 5% Convertible Debenture, maturing in August 2004, convertible at BBA's option to 1,000,000 shares of common stock, and a warrant to purchase 1,000,000 shares of common stock, exercisable at $1.00 and expiring on August 31, 2005. BBA has invested an additional $700,000, in exchange for which we have increased the principal amount of their currently outstanding debenture to $1,200,000, convertible into 3,428,571 shares of common stock. The exercise price for the debt conversion was reduced to $0.35 per share, and the price is subject to further adjustment based on our operating income and net revenue for the fiscal year ending July 31, 2003, as described in Section 6.5 of the modified agreement. All other terms, including the maturity date, remained undisturbed. BBA has extended an unsecured standby credit facility of $250,000, with a 16% annual interest rate and payable on March 31, 2003. In consideration for these investments, we have also agreed to exchange the warrant currently held by BBA with a warrant to purchase 3,000,000 shares of common stock, exercisable at $0.35, and expiring on August 31, 2005. The exercise price of both the warrants and the convertible debt are subject to modification based on any other conversions by any other shareholders, including the Laurus Fund, which results in conversion to our common stock at an exercise price of less than $0.35 per share. These terms are described more fully in Section 7.1 of the modified agreement. We have also agreed to approve the appointment of BBA's Chief Executive Officer, Simon Hayes, as an operational consultant for 90 days, at a salary of $15,000 per month. Mr. Hayes will also be appointed to fill a vacancy in our Board of Directors, and will stand for election at our next annual meeting, as well as being appointed a senior executive officer, both events to occur no later than December 31, 2002. We executed this agreement on September 13, 2002.

     We believe that we currently have sufficient committed capital to fund our operations for the next 12 months. We expect to fund any our capital requirements over this period of time from cash flows from operations or private sales of our securities. Our cash requirements for a period longer than 12 months is contingent on our ability to generate sufficient revenue from our operations, and develop our business plan such that we may either internally finance our cash needs, or we are able to obtain financing on beneficial terms as a result of our cash position and the sustainability of our revenue flow.


     We are now in our third season of football and our second year of operation in Las Vegas. In the current year, we have added a new television network with an audience base that we believe is more likely to purchase our services.


     We believe that the better utilization of our existing customer database, a substantial number of experienced sales representatives, improved network exposure and adequate financing will enable us to generate a positive cash flow for the fiscal year ending July 31, 2003. Our year- to - year experience in revenue growth leads us to be confident that, if this positive cash flow is achieved in 2003, the business can be supported by operating cash flow in subsequent periods.

     Even though we believe that our existing financing is sufficient for current operations, we maintain continuing contact with investment firms and believe that we could raise additional investment capital should that be necessary. However, we cannot assure you that we would be successful in those efforts.

CHANGE OF FISCAL YEAR

     On May 7, 2002 the board elected to change our fiscal year from January 1 through December 31 in each year to August 1 through July 31 in each year, which was disclosed on Form 8-K, and filed with the SEC. The report on Form 10-KSB covering the transition period of January 1, 2002 through July 31, 2002 was filed with the SEC on October 28, 2002.

RESULTS OF OPERATIONS

Fiscal year ended December 31, 2001 compared to fiscal year ended December 31,
------------------------------------------------------------------------------
2000
----

     Revenues
     --------

     Revenues from sales of sports handicapping information and analysis increased from $1,055,075 in fiscal year 2000, our initial year of operation, to $3,083,314 in fiscal year 2001, a 192.2% increase. This was due to an increased actual and potential client base as a result of our increase in experienced account representatives. Revenue from advertising agreements was $157,168 in 2001, and we had no advertising agreements in 2000.

     Operating Costs
     ---------------

     Operating costs and expenses for the fiscal year ended December 31, 2000 were $7,236,013, and $7,877,852 for the fiscal year ended December 31, 2001, representing an 8.8% increase. The breakdown of costs and expenses are detailed below:

     Handicappers' fees. Handicappers' fees increased from $291,432 in 2000 to $424,002 in 2001, an increase of 45%. This is less than the percentage increase in revenue because, in part, some handicapping contracts in 2000 provided for fixed minimum payments not directly related to sales volumes.

     Advertising expense. Advertising expenses, including production of television shows, decreased from $3,172,392 in 2000 to $2,160,245 in 2001, a 31.9% reduction. Advertising expenses in 2000 reflected the additional activities associated with the inception of operations, and the reduction is largely the result of commitments in 2001 at a level consistent with continuing normal operations. The amount for 2001 is more likely representative of future trends than the 2000 amount.

     Professional fees. Professional fees increased from $475,900 in 2000 to $556,201 in 2001, a 16.8% increase. This increase is primarily a result of our common stock becoming publicly traded following the reverse merger in July of 2001.

     General and Administrative Expenses
     -----------------------------------

     General and administrative expenses of $1,810,410 in 2000 also reflect that fact that operations commenced in that year. The 2001 amount of $1,238,880, a 31.6% decrease, is more likely representative of future trends than the amount from the prior year.

     Net Loss
     --------

     Our net loss decreased from $(6,162,866) for the year ended December 31, 2000 to $(5,527,352) for the year ended December 31, 2001. The net loss used in earnings per share calculation in 2001 was further increased by an imputed non-cash dividend on our Series C preferred shares of $1,092,000 to $6,619,352. This imputed dividend was a result of a 50% upward adjustment of the conversion rate attached to those preferred shares after issuance.

     Non-Recurring Charges and Written-Off Advances
     ---------------------

     The non-recurring charge of $1,243,453 represents costs associated with a planned share exchange transaction. We are rescinding the share exchange transaction with the shareholders of TurfClub.com. We have reached an agreement with certain of the shareholders of TurfClub.com for issuance of shares and warrants in exchange for mutual releases from further claims in connection with this transaction. We have provided approximately $866,000 for the actual cost of that settlement and the estimated cost of agreeing to the same terms with other former shareholders. The remaining amount of this charge of $377,000 represents operating advances to TurfClub.com from the date of the proposed transaction until October 3, 2001. This amount has been classified as bad debt expense in the consolidated statement of operations. We have determined that that those advances are not collectible.

SEVEN  MONTHS  ENDED JULY 31, 2002 (AUDITED) COMPARED TO SEVEN MONTHS ENDED JULY
--------------------------------------------------------------------------------
31,  2001  (UNAUDITED).
-----------------------

     Our net loss increased from $1,092,511 for the 2001 period to $2,075,443 for the 2002 period. In the 2002 period, non-recurring charges related to settlement of litigation were $608,525 and interest and non-cash financing charges were $704,326. The corresponding amounts in the 2001 period were $250,000 and $-0-, respectively. Interest costs for the 2002 period include
$276,922 for amortization of debt discount and that condition will continue until existing debt is retired in 2004.

REVENUES
--------

     Revenue from sports handicapping was $2,765,232 for the seven months to July 31, 2002 compared to $993,143 for the 2001 period - an increase of 178%. Advertising revenue for the 2002 period was $261,998 versus $-0- for the 2001 period.

OPERATING COSTS
---------------

     Handicapping fees for the 2002 period were $264,257 compared with $47,239 for the 2001 period. The 2002 amount is 9.5% of related revenues and that is consistent with the payment terms of the handicappers` contracts.

     Advertising expense for the 2002 period is $194,755 compared with $157,865 for the 2001 period. These amounts are not representative of a full year of operations as the bulk of advertising expense is incurred in the period from September to December.

     Compensation expense for the July 2002 period was $1,463,067 compared to $771,989 for the 2001 period, an 89% increase. The bulk of the increase is commissions based upon the increased handicapping revenues noted earlier.

     Professional fees for the July 2002 period of $868,148 were exceptionally high because of fees paid in connection with efforts to raise investment capital. This amount is not indicative of future patterns. The corresponding amount for the 2001 period was $60,651.

General and administrative expenses
-----------------------------------

     General and administrative expense increased from $642,731 in the July 2001 period to $864,629 in the 2002 period. This increase of 34% is caused in large part by substantially higher telephone charges resulting from higher sales volume and other costs associated with becoming a public company.

Net loss
--------

     Our net loss increased from $1,092,511 for the 2001 period to $2,075,443 for the 2002 period. In the 2002 period, non-recurring charges related to settlement of litigation were $608,525 and interest and non-cash financing charges were $704,326. The corresponding amounts in the 2001 period were $250,000 and $-0-, respectively. Interest costs for the 2002 period include
$276,922 for amortization of debt discount and that condition will continue until existing debt is retired in 2004.

NON-RECURRING CHARGES
---------------------

     Non-recurring charges of $608,525 in the 2002 period relate to settlements of litigation in respect to the TurfClub matters and breach of contract actions. The similar item in 2001 was $250,000 representing the write-off, as bad debt expense, of advances to TurfClub.


THREE MONTHS ENDED OCTOBER 31, 2002 TO THREE MONTHS ENDED OCTOBER 31, 2001

REVENUES.

     Net revenues from sports handicapping services (after charge-backs and changes in deferred revenue) increased from $867,699 in 2001 to $1,471,700 in 2002 - an increase of 70%. Revenues before changes in deferred revenue increased from $1,198,384 to $2,174,700 - an increase of 82%. Revenues from advertising decreased from $131,250 in 2001 to $77,778 in 2002 - a decrease of 40% resulting from reduced budget commitments from advertisers in 2002.

OPERATING COSTS AND EXPENSES.

     Total operating costs and expenses were
$3,153,779 in 2002 and $2,396,745 in 2001 - an increase of 37%. A detailed breakdown of those costs and expenses follows:

     Handicapping fees increased from $120,378 in 2001 to $221,670 in 2002 - an increase of 84%. These fees are based upon revenues before changes in deferred revenue and this increase is consistent with that activity.

     Advertising, including costs of producing television shows, increased from $824,619 to $1,133,908. This 37% increase is primarily a result of running the television shows on two networks in 2002 versus one network in 2001. Most of our advertising expense is incurred from September to December.

     Salaries and wages increased from $297,635 in 2001 to $407,315 in 2002 - an increase of 37%. This increase was caused by increased sales volume and the additional expenses associated with becoming a public company.

     Commission expense increased from $325,825 in 2001 to $623,487 in 2002 - an increase of 91%. Like handicapping fees, commissions are based upon revenues before changes in deferred revenue and this increase is consistent with that activity. Commission expense includes "over-rides" earned by sales management. In addition, the cost of employee benefits increased in 2002.

     Professional fees decreased from $258,418 in 2001 to $194,798 in 2002. The amount for 2001 was greater because of compliance activities undertaken by our attorneys and accountants relating to the reverse merger completed in July, 2001 and fees associated with investment capital raised in the three months ended October 31, 2001.

     General and administrative expenses increased from $417,121 in 2001 to $512,295 in 2002 - an increase of 23%. This increase related primarily to expenses associated with activities designed to create new business opportunities for the traditionally slow period from April to August.

NON-RECURRING CHARGES

     There was a non-recurring charge during the three month period ended on October 31, 2001 of $95,000 representing the write-off of advances to TurfClub.com, which management concluded were not collectible.

     LIQUIDITY AND CAPITAL RESOURCES

     Our cash flow in 2001 was generated by (or required for) the following activities $(2,371,865) operating activities,$5,964 investment, and $2,335,838 financing, including debt and equity issuances. For the fiscal period ended July 31, 2002, this resulted in $(596,164) required for operations, $(14,818) required for investments, and $891,165 from financing activities. The majority of our expenditures are generally related to advertising, handicapping fees and compensation costs, and we spent $1,922,079 on those items for the fiscal period ended July 31, 2002.

     On August 21, 2002, we entered into an agreement with Newmarket Investments plc (formerly The British Bloodstock Agency, plc ("BBA")), an existing debenture holder. BBA currently holds a $500,000 5% Convertible Debenture, maturing in August 2004, convertible at BBA's option to 1,000,000 shares of common stock, and a warrant to purchase 1,000,000 shares of common stock, exerciseable at $1.00 and expiring on August 31, 2005. BBA has invested an additional $700,000, in exchange for which we have increased the principal amount of their currently outstanding debenture to $1,200,000, convertible into 3,428,571 shares of common stock. The exercise price for the debt conversion was reduced to $0.35 per share, and the price is subject to further adjustment based on our operating income and net revenue for the fiscal year ending July 31, 2003, as described in
Section 6.5 of the modified agreement. All other terms, including the maturity date, remained undisturbed. BBA has extended an unsecured standby credit facility of $250,000, with a 16% annual interest rate and payable on March 31, 2003. In consideration for these investments, we have also agreed to exchange the warrant currently held by BBA with a warrant to purchase 3,000,000 shares of common stock, exerciseable at $0.35, and expiring on August 31, 2005. The exercise price of both the warrants and the convertible debt are subject to modification based on any other conversions by any other shareholders, including the Laurus Fund, which results in conversion to our common stock at an exercise price of less than $0.35 per share. These terms are described more fully in
Section 7.1 of the modified agreement. We have also agreed to approve the appointment of BBA's Chief Executive Officer, Simon Hayes, as an operational consultant for 90 days, at a salary of $15,000 per month. Mr. Hayes will also be appointed to fill a vacancy in our Board of Directors, and will stand for election at our next annual meeting, as well as being appointed a senior executive officer, both events to occur no later than December 31, 2002. We executed this agreement on September 13, 2002.

     On June 27, 2002, we completed a transaction with Laurus Master Fund, Ltd., pursuant to which Laurus purchased a 13% convertible note, in principal amount of $750,000, and maturing on December 27, 2003, and a warrant to purchase 250,000 shares of our common stock at exercise prices ranging from $0.88 to $1.20, with a weighted average exercise price of $0.99, and expiring on June 27, 2007. We have used the proceeds for general corporate purposes.

     Laurus may convert the note at any time into shares of our common stock at a fixed conversion price of $0.80. We may pay the principal and interest on the convertible note, which has an eighteen month term, in cash, shares of our common stock or a combination of cash and stock, except prior to the date of this prospectus we must make such payments solely in cash unless Laurus consents to payment in stock. If we elect to pay our monthly installments with common stock, the conversion price is the lesser of $0.80 or 80% of the average trading price for the three previous trading days. We make interest-only payments until October 1, 2002, at which time we will pay interest and one-fifteenth of the principal on the first business day of each calendar month and on the maturity date of December 27, 2003.

     Laurus contractually agreed to restrict its ability to convert the convertible note and/or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion and/or exercise does not exceed 4.9% of the then issued and outstanding shares of our common stock.

     We also agreed to file with the Securities and Exchange Commission, and have declared effective by December 10, 2002, a registration statement registering the resale of the shares of our common stock issuable to Laurus upon conversion or payment of the note and exercise of the warrant. Our registration statement was not declared effective by December 10, 2002, therefore, we are required to pay a penalty of approximately $14,000 per month to Laurus until the registration statement is declared effective.

     Our working capital deficit as of July 31, 2002 was $(3,013,361). Of that amount, approximately $262,500 represents revenues from sales, which will not be recognized until after July 31, 2002 under our accounting principles.

     We conducted a private placement of investment units, consisting of one 5% debentures convertible into 50,000 shares of common stock automatically upon maturity on August 31, 2004, or prior to maturity at the option of the holder, and one warrant to purchase 100,000 shares of our common stock at $1.25 per share, exerciseable at the option of the holder and expiring on August 31, 2004. We sold 3.5 units, and raised approximately $175,000 from four investors.

     Between August and September of 2001, we issued an aggregate of $836,667 principal amount of our 5% convertible debentures with attached common stock purchase warrants in a private placement offering conducted by certain of our directors and officers. The debentures are immediately convertible into common stock at a conversion price of $0.50 per share, subject to adjustment for stock splits and the like, and will automatically convert into common stock on August 31, 2003. Interest on the debentures will accrue at an annual rate of 5% and will be paid (a) in shares of common stock on August 31, 2003, or (b) at our option, upon the holder's conversion of the debentures prior to August 31, 2003, either in cash or shares of common stock based on the conversion price. Each debenture is accompanied by a detachable warrant to purchase additional number of shares of our common stock equal to the principal amount of the debenture purchased divided by $0.50 at an exercise price of $1.00 per share.

     On September 26, 2002, we entered into a settlement agreement with a former Director, Mr. Muehlbauer, regarding our rescission of the TurfClub merger and resultant litigation. The terms of this litigation and subsequent settlement Are discussed in `Business-Legal Proceedings.`

     We also have a significant amount of debt with related parties. Please refer to our discussion in "Certain Relationships and Related Party Transactions."

     Our material commitments and financial obligations may be summarized as follows:


                                           CASH PAYMENTS DUE BY PERIOD
                                                                                                       AMOUNT TO
                                                                                                       BE REPAID
                                                                                                       BY ISSUANCE
CONTRACTUAL                                         TOTAL     LESS THAN     1-3     4-5     AFTER 5    OF COMMON
                                                              1 YEAR        YEARS   YEARS   YEARS      STOCK
OBLIGATIONS
                                                   $  251,666  $100,000  $      0  $    0    $   0     $     151,666
AMOUNTS DUE RELATED PARTIES
LONG-TERM DEBT                                      1,840,049    93,303     1,746       0        0         1,745,000
OPERATING LEASES                                      211,000   148,000    63,000       0        0                 0
UNCONDITIONAL PURCHASE OBLIGATIONS                          0
OTHER LONG-TERM OBLIGATIONS EMPLOYMENT AGREEMENTS   1,286,000   514,400   771,600       0        0                 0
                                                   ----------  --------  --------  ------   ------     -------------
TOTAL CONTRACTUAL CASH OBLIGATIONS                 $3,588,715  $855,703  $836,346  $ 0      $    0     $   1,896,666
                                                   ==========  ========  ========  ======   ======     =============


     Our long-term debt includes a convertible note of $750,000 which may be repaid, at our option, by the issuance of our common stock. The number of shares to be issued in repayment is determined by the market price of the stock at the time of repayment. We note that, if we elect this form of repayment, it may be dilutive to existing shareholders.

     We  believe that we currently have sufficient committed capital to fund our
operations  for  the  next  12  months.  We  expect  to  fund   our  capital
requirements over this period of time from cash flows from operations or private sales of our securities. Our cash requirements for a period longer than 12 months is contingent on our ability to generate sufficient revenue from our operations, and develop our business plan such that we may either internally finance our cash needs, or we are able to obtain financing on beneficial terms as a result of our cash position and the sustainability of our revenue flow.

     Over the next 24 months, we intend to expand our business model to cover additional sports, such as soccer, cricket and rugby, in other geographic markets and to develop and/or enter into joint venture relationships to sell related products and services to our customer base. In addition, we intend to continue expanding our existing customer base by marketing our current handicapping services for football, basketball and baseball in the United States. We also intend to generate additional revenues by selling advertising services on our television show and website and by licensing the use of our database.

     WARRANTS AND OPTIONS
Options currently outstanding are as follows:

EXERCISE NUMBER OF SHARES
PRICE    TO BE ISSUED      EXPIRATION DATES
------- -----------------  ----------------  -------------
$10.50             50,000    November 30, 2002
------  -----------------  ----------------  -------------
$ 7.04            186,465      May 31, 2005
------  -----------------  ----------------  -------------
$ 6.00             62,500      May 31, 2003
------  -----------------  ----------------  -------------
$ 1.41          1,861,451     July 11, 2003
------  -----------------  ----------------  -------------

Warrants currently outstanding are as follows:


EXERCISE       NUMBER OF SHARES
PRICE          TO BE ISSUED       EXPIRATION DATES
------------  -----------------  ----------------  --------------

$       0.35  3,000,000    August 31, 2005

$       0.40    618,272    February 28, 2008
------------  ---------  ---------------------------  -----------
$       0.50  1,403,889    May 2004 to June 2005
------------  ---------  ---------------------------  -----------
$       0.75    110,000    July 2004 to December 2006
------------  ---------  ---------------------------  -----------
$       0.88    200,000    June 28, 2007
------------  ---------  ---------------------------  -----------
$       1.00  3,194,367    August 2004 to May 2006
------------  ---------  ---------------------------  -----------
$ 1.04-$1.20    125,000    June 28, 2007
------------  ---------  ---------------------------  -----------
$       1.25    400,000    August 31, 2005
------------  ---------  ---------------------------  -----------
$       1.41  1,786,491    May 31, 2005
------------  ---------  ---------------------------  -----------
$4.00-$10.00    405,028    May 2003 to April 2004
------------  ---------  ---------------------------  -----------



     As of January 29, 2003, our trading price was $0.26, and we do not have any warrants or options with an exercise price below the trading price. Accordingly, we do not expect such warrants and options to be exercised unless and until the trading price exceeds the exercise price, and we will not receive proceeds from the exercise of these warrants and options until that event occurs.

TRENDS
------

     Due to the fact that we are, in large part, our own `industry,` it is difficult to determine what trends exist in our market industry. However, we are closely linked to the gaming industry, which has reported the following trends:
Gaming markets considered to be in the `tourism` class experienced weakened demand after September 11, 2001 and the recovery has been sluggish. Gaming markets considered to be in the `locals` business (customers come primarily from the community in which the establishment in located) have continued to experience growth consistent with normal expectations. We believe that our business is more like the `locals` casino business.

SEASONALITY
-----------

     Our business is highly seasonal. Because football and basketball are the most popular sports for wagering, the demand for our handicapping analysis for these sports is substantially higher than for any other sporting events. As a result, approximately 80% of our sales occur in the first and fourth quarters of our fiscal year. We expect this seasonality to continue for the foreseeable future. If we are ultimately successful in pursuing our strategy to expand our handicapping services to cover other sports that are popular internationally, such as soccer and cricket, we may reduce the seasonality of our business.

CRITICAL ACCOUNTING POLICIES
----------------------------

     In preparing financial statements, management is required to select appropriate accounting policies and make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Our use of estimates includes the following:

     We  depreciate  property  and  equipment  using  straight-line  methods.

     For each reporting period, we record an estimated amount for credits that will be issued in the future to satisfy customer complaints regarding sales during the reporting period. This estimate is based largely on past experience with total credits issued as a percentage of total sales.

     In the past two years, we have issued substantial amounts of warrants to purchase common stock in connection with financing activities and as payment for services and other items. We recorded the cost attributable to those issues on the basis of the Black-Scholes option valuation model. The use of this model requires some highly subjective assumptions including expected stock price volatility. The lack of comparable companies in the public markets and our limited market experience tend to make those assumptions even more subjective.

BASIC ACCOUNTING POLICIES.
--------------------------

     Our recognition of revenue from sales of handicapping advice is recognized ratably over the period covered by the agreement. Revenue from advertising is recognized ratably over the period covered by the contract.

     Our primary expenses are advertising, sales commissions and other compensation and handicapping fees. These expenses are charged to operations as incurred.

     Other liabilities. In the past, we have been party to litigation which has now been settled. We have accrued for the cost of such settlements when the parties have reached fundamental agreement and it is possible to make a reasonable estimate of the liability incurred.

DESCRIPTION OF BUSINESS
-----------------------

OVERVIEW
--------

     We provide sports handicapping analysis and advice to sports bettors worldwide through our wholly-owned subsidiary, Global SportsEDGE, Inc. Global SportsEDGE provides professional handicapping advice on professional football games played by the National Football League, professional basketball games played by the National Basketball Association, college football and basketball games played by Division I of the National Collegiate Athletic Association, and professional major-league baseball. Over the next year, we plan to expand our operations to cover sporting events in Europe and Asia, and to expand our handicapping services to include soccer, cricket and rugby.

CORPORATE INFORMATION
---------------------

     We were originally incorporated in Nevada in 1986. We reincorporated in Massachusetts in 1987 and reincorporated in Delaware under the name of IMSCO
Technologies, Inc. in 1996. From July 1992 to August 1999, we were engaged in the research and development of electrostatic separation technologies. In late 1999, we ceased our operations and shifted our focus toward the strategic acquisition of an operating business. To that end, in July 2001, we acquired our sports handicapping business, which we operate through our wholly-owned subsidiary, Global SportsEDGE, Inc., a Delaware corporation. As a result of the reorganization:

* all of our former directors and officers resigned and were replaced by our current directors and officers;

* we amended our certificate of incorporation to (a) effect a one-for-four reverse stock split of our common stock; (b) change our name to Global Sports & Entertainment, Inc.; and (c) increase our authorized capital to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock;

* we issued an additional 14,845,241 shares of our common stock to the stockholders of the acquired companies, after giving effect to the conversion of our Series B preferred stock and the one-for-four reverse split of our common stock;

* we issued options and warrants to purchase a total of 4,570,121 shares of our common stock to replace options and warrants held by the stockholders of the acquired companies; and

* we raised $1,500,000 in a private placement sale of 64,000 shares of our Series C convertible preferred stock, each share of which is convertible at any time into 46.875 shares of our common stock, as well as warrants to purchase an additional 2,000,000 shares of common stock at a conversion ration of 31.25 shares of common stock for $1.00.

     Effective August 22, 2002, we changed our name to GWIN, Inc. in order to avoid both consumer confusion and potential and actual litigation with another Delaware company with a similar name, Global Sports, Inc. Global Sports, Inc. filed a complaint against us on October 11, 2001 regarding the similarity of our names. Although our businesses are not competitive, in evaluating our options regarding this proceeding, including a consideration of the time and resources that would have been required to adequately respond to this proceeding, the board of directors determined that it was in the best interests of our company and our shareholders to avoid the deleterious effects of pursuing this cause of action altogether, and changed our name, which permitted us to focus on our business and operations. Our shareholders were not be affected by the name change in any way.

THE GAMING AND SPORTS HANDICAPPING MARKET
-----------------------------------------

     Our services are intended to assist fans of the games and teams we cover in analyzing the prospects for their favored teams throughout the season, and for sports bettors who wish to use our analysis in determining their wagers on specific teams and/or games. We believe that our handicappers have the superior knowledge and skill, and purchasing our handicappers' analysis allows our customers to increase their odds of winning.

          We believe that there is a market for our sports handicapping information and analysis wherever there is a market for sports wagering and that the size of the market for our sports handicapping information and analysis is directly related to the market for sports wagering, which is substantial. In the United States, wagering on sporting events, other than pari-mutuel, betting, is currently legal only in the State of Nevada. Pari-mutuel betting is a betting pool in which those who bet on competitors finishing in the first three places share the total amount bet, minus a percentage for the management. According to a 1999 report by the National Gambling Impact Study Commission, sports wagering reached $2.3 billion in Nevada's sports books in 1998. Estimates of the scope of other sports betting in the United States range from $80 billion to $380 billion annually. We believe that the proliferation of cable and satellite television, which has increased the viewing access to sporting events worldwide, has also increased viewers' interest in sports betting.

OUR BUSINESS MODEL
-------------------

     Our business model is centered around our high-caliber handicappers. Mr. Wayne Allen Root, our Chairman and Chief Executive Officer, has been employed in the handicapping industry for the past 15 years, and had been the leading revenue generator for National Sports Service, a competitor of our company and an industry leader for the past 25 years. Mr. Alec McMordie has won 28 national handicapping championships over the past nine years. The celebrity of our handicappers allows us to attract highly qualified account representatives to our company. These account representatives are then able to convert incoming telephone leads into completed sales, as described further below.

MARKETING AND SALES
-------------------

     We generate revenue from the direct sale of our handicapping advice. Interest in our service is derived primarily from two different sources, aside from word-of-mouth: our informercial and our website. We estimate that 70% of our revenue is derived from our infomercial advertising. `The WinningEDGE,` formerly The Global SportsEDGE(TM), a lively 30-minute, professionally produced television infomercial broadcast nationally on Saturday mornings throughout the football season, generally September through January. The WinningEDGE airs on PAX TV Network, a cable television channel reaching 77 million households, as well as on selected Fox Sports Net stations, reaching approximately 40,000,000 households. The show stars and is hosted by Mr. Root. The WinningEDGE also showcases our team of professional handicappers, including Randy White (NFL Hall of Fame, Super Bowl Most Valuable Player), and handicappers Larry Ness, and Alec McMordie. Messrs. Ness and McMordie combined have won over 30 nationally recognized handicapping contests. High profile guests are also featured on the show. During the 2001-2001 season, guests included Tony Dorsett (NFL Hall of Fame, Heisman Trophy), and Rick Barry (NBA Hall of Fame). Other NFL celebrities join the cast on a regular and semi-regular basis. In the past these have included Dan Hampton (six-time NFL All Pro) and Phil McConkey.

     We also sell our handicapping analysis, or `picks,` on our website www.WinningEDGE.com, and develop customer interest through radio station advertisements. This year, we have introduced a national advertising campaign on The Sporting News Network, a radio network comprised of 425 affiliates, averaging 13 million listeners weekly. The only `product` we sell is our handicapping analysis, which may be sold as one pick from one handicapper for one game (priced between $49 and $200, depending on the handicapper), or a series of picks for a series of games played in one sport, a series of events in one season, a series of different events for different sports during a season, or a series of picks from different handicappers for one or many games in one or many sports. The cost varies entirely based on the event, the sport, the number of picks and the handicapper.

     Once a potential customer has decided to purchase our picks, the customer calls a toll-free number listed on our website or displayed on our program. Unique telephone numbers are assigned to each of our handicappers and to each advertising source, to assist us with identifying which promotional sources generate the highest revenue. An experienced account representative receives the call, and offers the customer various picks, which the customer can purchase individually or in packages, such as a series of games, sports, or an entire season. Our representatives encourage package sales, which generate higher revenues. Once the customer has selected the individual pick or package, the customer's credit card is immediately charged and the customer then receives the selected pick or package.

     During the football and basketball season, which, combined, extend from September to March, we maintain a staff of approximately 60 experienced sales representatives at our three telemarketing centers. Two of our centers are located in Las Vegas, Nevada, and the third is in Phoenix, Arizona. During the football season, our weekly television infomercials generate significant consumer interest in our handicapping information, and a large portion of our revenues is generated by inbound calls that our account representatives convert into sales. Each inbound call, whether or not converted to an immediate sale, is added to our database of potential customers. Outside of football season, when we do not air regular weekly television infomercials, our account representatives rely more heavily on contacting our caller database to sell handicapping information for other sporting events, such as professional and college basketball and major league baseball.

     Our account representatives have a comprehensive knowledge of sports and the business of sports betting, although they themselves do not conduct any of the handicap analysis. We train our sales representatives thoroughly and randomly monitor calls for quality assurance. We believe that our sales force is among the most experienced and professional in our industry. A number of our customers develop a relationship with a particular account representative and call that representative on a regular basis to purchase our handicapper's picks. Our account representatives, also referred to as sales representatives, are compensated on a commission basis, with total commissions averaging approximately 25% of our gross sales. In addition, sales managers may also receive a small percentage (1-2%) of gross sales achieved by their sales representatives in excess of predetermined sales targets. We sell the analysis and picks of our professional handicappers in a variety of packages and at various prices. Our prices vary by handicapper and by the packages and picks offered by each handicapper, with higher prices for the picks considered by our handicappers to have better odds of beating the spread for a particular game.

     Customers may also purchase picks directly from our website, without interaction with account representatives. Visitors to this site can purchase both unique packages of picks offered only on our website as well as many of the picks of our sports handicappers in the same packages and for the same prices as if they had called our sales office.

OUR STRATEGY
------------

     Our goal is to become the leading provider of sports handicapping information and advice in the United States and, in time, the world. Our strategy includes the following key elements:

     Expand our Business to Cover Additional Sports and Services and New Geographic Markets. We currently provide handicapping analysis and advice for football, basketball and baseball, primarily for events in the United States. We plan to focus on maintaining and expanding the profitable growth of our traditional operations for the remainder of 2002. Beginning in 2003, we plan to expand our services to cover hockey, NASCAR, and golf, as well as soccer, cricket, rugby and other heavily wagered sports in Europe and Asia, where wagering on sporting events is widespread.

     Establish a Global Brand Name. We plan to vigorously promote our `The WinningEDGE` brand name and related website through continued expansion of our television format to other markets. More importantly, by hiring only the most insightful handicappers in each field that we enter, our goal is to continue to grow a satisfied and loyal customer base and establish our brands as the leading handicapping services in the world.

     Build Strategic Alliances with Key Business Partners. We intend to develop strategic relationships with leading sports information and sports wagering providers. We believe that we can enhance our brand recognition through advertising and co-marketing arrangements with leading television, radio and Internet sports information and entertainment providers.

     Expand Advertising Sales. We currently generate revenues by the sale of advertising exposure on our website and by licensing of our database. We intend to expand these efforts by also selling sponsorship and advertising opportunities on our television show.

COMPETITION
-----------

     We face competition from numerous operations that sell sports handicapping information through television infomercials, print media, direct mail, the Internet and telemarketing. While we believe that we feature the leading handicappers in the country, some of our competitors have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger user and membership bases.

     Our industry is characterized by a large number of privately held, small companies and sole proprietorships, and information regarding capitalization, revenues and market share of these companies is not available. We are unaware of any independent reporting service which may supply information of this nature regarding businesses operating in our industry. We believe that our principal competitor is National Sports Service, Inc., which has a business model very similar to ours and airs the Proline sports handicapping program on the USA Network. National Sports Service has been well known in the industry for the past 25 years. Other major competitors include vegasinsider.com, a well-known provider of sports gaming information, and a subsidiary of Sportsline.com, which is a leading online sports information site.

     Our primary method of competing with these businesses is employing handicappers who are well-known and have an established reputation and success rate, as well as our promotion of our brand name through advertisement and our infomercial vehicle, and the successful use of our proprietary database of actual and potential customers.

INTELLECTUAL PROPERTY
---------------------

     We regard the professional reputations of our expert handicappers, and the methodologies they employ, as important to our ability to maintain and grow our business. We generally enter into sports personality agreements with our handicappers to obtain rights to use their name, likeness and services in connection with our business. The enforceability of these agreements may be limited in some jurisdictions and, without an additional employment agreement, we cannot prevent our handicappers from terminating their relationships with us.

     We have acquired the registered trademark, `The WinningEdge ` We also own the Internet domain name www.WinningEDGE.com. We believe that our tradenames and other proprietary rights are important to our brand-building efforts and our marketing concept. However, we may not be able to enforce our intellectual property rights, which may cause us to pay significant costs due to litigation, and, if unsuccessful, may result in a reduction in our ability to remain competitive in our industry.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES
---------------------------------------------

     Gaming activities are subject to extensive statutory and regulatory control by both state and federal authorities, and are likely to be significantly affected by any changes in the political climate and economic or regulatory policies. We do not engage in gaming and do not accept or place wagers. The marketing and sale of our handicapping information and analysis is not currently subject to direct government control, other than regulations applicable to businesses generally. However, we believe that demand for our services is related to availability of legal gaming activities. Significant new restrictions on wagering on sporting events could have a negative impact on our sales of handicapping information.

     All 50 states currently have statutes or regulations restricting or prohibiting gaming activities. In most states it is illegal for anyone either to accept or make a wager, although there are exceptions that vary by state, such as exceptions for pari-mutuel betting in many states. The Federal Interstate Wire Act contains provisions that make it a crime for anyone in the business of gaming to use an interstate or international telephone line to transmit information assisting in the placing of wagers, unless the wagering is legal in the jurisdictions from which and into which the transmission is made. Other federal laws also impact gaming activities and further legislation is being considered in Congress and individual states. However, none of these regulations currently affect or apply directly to our business and operations, and we are not aware of any legislation which applies directly to our business becoming effective in the immediate future.

EMPLOYEES
---------

     We have 11 full-time employees, including one of our four handicappers, and four part-time employees. Three of our handicappers are under sports personality agreements, each of which is automatically renewable annually. The fourth, Mr. Root, is a full-time employee. Mr. Root has entered into an employment agreement with us, which expires August 31, 2005. In addition, we have approximately 60 commissioned-based telemarketing sales representatives in our Las Vegas and Phoenix sales offices during the peak football and basketball seasons. Our employees are not represented by any collective bargaining agreement and we have never had a work stoppage. We believe our employee relations are good.

CUSTOMERS
---------

     None  of  our  customers  comprises  more  than  10%  of  our  revenues.

DESCRIPTION OF PROPERTY
-----------------------

     We currently lease approximately 5,325 square feet of office space for our corporate headquarters and sales office in Las Vegas, Nevada, under a lease that expires on January 22, 2004, with an option to extend the term of the lease for an additional three years. Our lease for our Las Vegas facility requires monthly base rental payments of $8,520. Our second Las Vegas facility is leased on a month-to-month basis, with a monthly rent of $1,337. We also lease approximately 2,713 square feet for our sales office in Phoenix, Arizona, under a lease that expires on October 31, 2003. Our lease for our Phoenix facility requires monthly base rental payments of $3,278.

LEGAL PROCEEDINGS
-----------------

     On April 29, 2002, a former director, Thomas Muehlbauer, filed a complaint against us in connection with our merger with TurfClub.com, Inc., a California corporation, to which he was the Chief Executive Officer, Secretary, a director and a minority shareholder. In connection with our rescission of the merger, Mr. Muehlbauer alleges breach of an employment guarantee and breach of the merger agreement due to failure of consideration. The plaintiff is seeking unspecified general damages and punitive damages, which we are unable to estimate at this time. The action is being brought by Mr. Muehlbauer against our company and our two subsidiaries, TurfClub.com and Global Sports Edge, Inc., and was brought in the Superior Court of the State of California, in the County of San Diego. On September 26, 2002, we executed a settlement agreement with Mr. Muehlbauer pertaining to both the litigation and the rescission, the terms of which are as follows:

     In exchange for our issuance of a warrant for 450,000 shares of common stock, exerciseable at $0.50 and expiring on December 31, 2007, 166,650 shares of common stock, and $90,000 in cash to Mr. Muehlbauer, $15,000 of which was paid on Oct 16, 2002, and the remaining $75,000 payable in increments of $5,000 per month for the next 15 months, the litigation has been terminated and the TurfClub transaction has been formally ended. As the remaining shareholders of TurfClub had previously entered into settlement agreements with us regarding this transaction, upon reaching settlement with Mr. Muehlbauer, we are no longer under any obligation to complete the merger with TurfClub.


     From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

MARKET INFORMATION
------------------

     Our common stock has traded on the OTC Bulletin Board under the symbol `GWIN` since September 7, 2001. From August 28, 2001 to September 6, 2001, our common stock traded on the OTC Bulletin Board under the symbol `GSPE` and prior to August 28, 2001, our common stock traded on the OTC Bulletin Board under the symbol `IMSO.` The following table shows the high and low bid prices of our common stock for the periods indicated as reported by the OTC Bulletin Board.
Some of the bid quotations from the OTC Bulletin Board set forth below may reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.



                      HIGH BID     LOW BID
2000
First  quarter       $   0.91     $  0.20
Second  quarter          0.75        0.38
Third  quarter           0.30        0.13
Fourth  quarter          0.13        0.09

2001
First  quarter       $   0.36     $  0.25
Second  quarter          2.00        0.20
Third  quarter           1.68        1.00
Fourth  quarter          1.01        0.51

2002
First  quarter           0.86        0.60
Second  quarter          0.90        0.47
Third quarter            0.74        0.39
Fourth quarter           0.46        0.16

     We consider our common stock to be thinly traded and any reported sale prices may not be a true market-based valuation of our common stock. On
January 29, 2003, the last reported sales price of common stock in the over-the counter market was $0.26 per share.

HOLDERS
-------

     As of January 28, 2003, there were approximately 1,045 holders of record of our common stock.

DIVIDENDS
---------

     We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth certain information regarding beneficial ownership of our common stock as of January 28, 2003 by:

* each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock,
*    each  of  our  directors,
* each of the chief executive officer and the four most highly compensated executive officers who earned in excess of $100,000 for all services in all capacities and
*    all  executive  officers  and  directors  as  a  group.

     Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investing power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable community property laws.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of January 28, 2003, are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 44,674,413 shares issued and outstanding on a fully diluted basis, as of January 28, 2003.

                                                                 NUMBER OF
                                                           --------------------
                                                              COMMON SHARES      PERCENTAGE OF CLASS
                                                           --------------------  --------------------
TITLE OF CLASS                   NAME AND ADDRESS(1)       HELD OR CONVERTIBLE   OWNED
--------------------------  -----------------------------  --------------------  --------------------

Common and 5%
Convertible Debt            Wayne Allyn Root (2)                     5,392,024                  12.1 %
--------------------------  -----------------------------  --------------------  --------------------
Common and 5%
Convertible Debt            Douglas R. Miller (3)                    3,629,019                  8.1 %
--------------------------  -----------------------------  --------------------  --------------------
Common and Series
C Preferred                 Timothy J. Keating (4)                   5,654,444                  12.7 %
--------------------------  -----------------------------  --------------------  --------------------
Common                      Edward J. Fishman                          532,756                   1.2 %
--------------------------  -----------------------------  --------------------  --------------------
Common and 5%
Convertible Debt            John T. Manner (5)                       1,295,772                   2.9 %
--------------------------  -----------------------------  --------------------  --------------------
Common                      David P. Hanlon (6)                        106,551                     *
--------------------------  -----------------------------  --------------------  --------------------

                            Directors and executive
                            officers as a group
                            (6 persons)                             16,610,566                  37.2 %
--------------------------  -----------------------------  --------------------  --------------------

Common and 5%               Newmarket Investment plc
Convertible Debt             (7)                                     2,428,570                   5.4 %
--------------------------  -----------------------------  --------------------  --------------------
Series C Convertible
 Preferred                  Trilium Holdings Ltd. (8)                2,095,237                   4.7 %
--------------------------  -----------------------------  --------------------  --------------------
Common and 13%
 Convertible Note           Laurus Master Fund, Ltd. (9)             2,125,000                   4.8 %
--------------------------  -----------------------------  --------------------  --------------------

----------------
(1) Unless otherwise noted, the address for each of the named directors and officers is: 5092 South Jones Blvd., Las Vegas, Nevada 89188.

(2) Amount also includes Mr. Root's stock options to acquire 106,551 shares of common stock at an exercise price of $1.41, and to acquire 350,000 shares of common stock at an exercise price of $0.49 per share, warrants to purchase 400,000 shares at an exercise price of $0.50, 106,552 shares of common stock owned by Mr. Root's minor children, 100,000 common shares to be issued upon conversion of a 5% Convertible Debenture and warrants to purchase 100,000 shares at an exercise price of $1.00 related to that Debenture.

(3) The shares are held in the name of Kerlee Inter Vivos Trust for which Mr. Miller is a beneficiary. Amount also includes Mr. Miller's stock options to acquire 106,551 shares of common stock at an exercise price of $1.41, 33,333 common shares to be issued upon conversion of a 5% Convertible Debenture held by Mr. Miller's wife and warrants to purchase 33,333 shares at an exercise price of $1.00 related to that Debenture.

(4) Amount also includes Mr. Keating's shares of Series C Preferred Stock, that are held by him and through an affiliated entity, that are convertible into 1,720,000 shares of common stock and related warrants to purchase 1,146,667 shares of common stock at an exercise price of $1.00. Also includes warrants held by him through an affiliated entity to acquire 600,000 shares of common stock at an exercise price $0.10, 400,000 common shares held by him through an affiliated entity and a related warrant to purchase 400,000 shares of common stock at an exercise price of $1.00 and a warrant to purchase 400,000 shares at an exercise price of $0.50 per share.

(5) Amount also includes Mr. Manner's stock options to acquire 168,465 shares of common stock at an exercise price of $1.41, 220,000 common shares to be issued upon conversion of a 5% Convertible Debenture and warrants to purchase 220,000 shares at an exercise price of $1.00 related to that Debenture.

(6) Amount also includes Mr. Hanlon's stock options to acquire 106,551 shares of common stock at an exercise price of $1.41.

(7) Represents 1,000,000 shares underlying a 5% Convertible Debenture, maturing in August 2004, and 1,000,000 shares of common stock underlying a warrant, exerciseable at $1.00 and expiring on August 31, 2005. The address for Newmarket Investments is:Queensberry House, 129 High Street, Newmarket, Suffolk, CB8 9WP, UK

(8) Represents 1,000,000 shares of Series C convertible preferred stock that is convertible into common shares and an associated warrant to purchase 666,667 shares at an exercise price of $1.00. The address for Trilium Holdings is: Charlotte House, Charlotte Street, P.O. Box 9204, Nassau, Bahamas.

(9) Represents 1,875,000 shares of common stock underlying 13% Convertible Note and 250,000 shares of common stock issuable upon exercise of warrant issued in connection with the 13% Convertible Note. The address for Laurus is:
     P.O. Box 1234 Queensgate House, South Church Street, Grand Cayman, Cayman Islands

*    Represents  less  than  1%  owned

                        EXECUTIVE OFFICERS AND DIRECTORS
                        --------------------------------

     The following table shows information about our executive officers and directors as of the date of this registration statement. Our directors serve for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the board of directors.

Name                        Age          Title
----                        ---          -----
Wayne  Allyn  Root          41          Chairman  of  the  Board  and  Chief
                                        Executive  Officer

Douglas R. Miller           56          President, Chief Operating Officer,
                                        Chief Financial Officer,
                                        Secretary and Director

Simon Hayes                 41          Director and untitled Senior executive
                                        Officer, nominated

David  P.  Hanlon           56          Director

Edward  J.  Fishman         58          Director

Timothy  J.  Keating        39          Director

John  T.  Manner            55          Director

     A brief background of each executive officer and director is provided below:

     Wayne Allyn Root has served as our chief executive officer and chairman of our board of directors since our reorganization in July 2001. From 1999 to 2001, Mr. Root served as chairman and chief executive officer of our subsidiary, Global Sports Edge, Inc. From 1990 to 1999, Mr. Root served as a sports handicapper for National Sports Service. Mr. Root holds a B.A. from Columbia University.

     Douglas R. Miller has served as our president, chief operating officer, secretary and director since our reorganization in July 2001. Mr. Miller has also served as our chief financial officer since November 2001. From 1999 to 2001, Mr. Miller served as president of our subsidiary, Global Sports Edge, Inc. From 1998 to 1999, Mr. Miller was the chief financial officer of Body Code International, an apparel manufacturer. Mr. Miller holds a B.A. degree in economics from the University of Nebraska, and an MBA degree from Stanford University.

     Simon Hayes has served as a director since December 10, 2002 and has been nominated to fill an unnamed Senior Executive Officer position to be effective upon closing our agreement with Newmarket Investments plc. Mr. Hayes has served as Chief Executive Officer and Director of Newmarket Investments plc, a publicly traded investment company (on the London Stock Exchange), since 2001. He intends to maintain his positions as officer and director to Newmarket, as they are require complementary time commitments. From 1998 to 2001, Mr. Hayes was retired. From 1997 to 1998, Mr. Hayes served as Managing Director to UBS Securities (East Asia) Ltd., an international brokerage firm.

     David P. Hanlon has served as a director since September 2001. Mr. Hanlon has been employed as an independent business consultant since 1998. From 1996 to 1998, Mr. Hanlon served as president and chief operating officer of Rio Suites Hotel & Casino. Mr. Hanlon holds a degree from Cornell University and a MBA from the Wharton School of Business at the University of Pennsylvania.

     Edward J. Fishman has served as a director since August 2001. Between 1998 and 2001, Mr. Fishman was employed as an independent marketing and gaming consultant. Mr. Fishman has over 18 years experience in the gaming industry and has served as a marketing and strategic planning consultant to casinos worldwide. Mr. Fishman currently holds directorships in two other public companies, Laserlock, Inc. and Interactive Solutions Company.

     Timothy J. Keating served as our chief executive officer from August 1999 to July 2001, and has served as our director since August 2001. Mr. Keating is currently the president of Keating Investments, LLC, a licensed broker-dealer and registered investment advisor, a position he has held since 1989. Mr. Keating holds an A.B. degree in economics from Harvard College.

     John T. Manner has served as a director since September 2001. Mr. Manner has served as president of John Manner Insurance Agency Inc since 1972. Mr. Manner holds a B.S. degree from Milliken University and an M.S. degree from Indiana University.

     There are no family relationships among our executive officers and directors.

                             EXECUTIVE COMPENSATION
                             ----------------------

     The following table sets forth the compensation paid to our chief executive officer and our other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered to us during each of the fiscal years ending July 31, 2002, 2001 and 2000.

                                                                                Long-Term
                                            Annual Compensation               Compensation
                                       ----------------------------------------------------------------------
                                                                                   Securities     All Other
                                                                                   Underlying      Compen-
        Name and Position                Year       Salary ($)      Other        Options Granted   sation
----------------------------------- ------------  --------------  -----------  -----------------  -----------

Wayne Allyn Root (1)                     2002      $ 68,077       $163,262 (2)               -           -
Chairman and Chief Executive Officer     2001      $165,000       $227,000                   -           -
                                         2000      $180,000       $ 70,000              106,551          -


Douglas R. Miller (3)                    2002       $ 92,115             -                    -          -
President and Secretary                  2001       $173,845             -                    -          -
                                         2000       $180,000             -              106,551          -


Timothy J. Keating (4)                   2002              -              -                  -           -
former Chief Executive Officer           2001              -                                 -           -
                                         2000              -        $75,000                  -           -


(1) The amounts set forth above for Mr. Root represent compensation paid to him beginning on December 6, 1999 when he become an executive officer of Global SportsEDGE, Inc., which became a wholly-owned subsidiary of our company as a result of our reorganization in July 2001. Other compensation represents handicapping fees earned.

(2) Other compensation represents handicapping fees earned and includes $74,000 earned but not yet paid.

(3) The amounts set forth above for Mr. Miller represent compensation paid to him beginning on December 6, 1999 when he became an executive officer of Global SportsEDGE, Inc.

(4) Mr. Keating served as our Chief Executive Officer from August 1999 to July 2001. As compensation for serving as our Chief Executive Officer, we granted Mr. Keating, on October 13, 2000, a total of 200,000 shares of our common stock, which had at a fair market value of approximately $75,000 on the date of grant.

OPTION  GRANTS  IN  LAST  FISCAL  YEAR
--------------------------------------

     The following table sets forth option grants to our Chief Executive Officer and our other executive officers during the year ended July 31, 2002.



                                                         PERCENT OF
                                         NUMBER OF     TOTAL OPTIONS
                                         SECURITIES      GRANTED TO
                                         UNDERLYING      EMPLOYEES IN   EXERCISE PRICE  EXPIRATION
NAME                                  OPTIONS GRANTED  FISCAL YEAR 2002   PER SHARE       DATE
------------------------------------  ---------------  ----------------  ----------       ----

Wayne Allyn Root
Chairman and Chief Executive Officer           --             N/A             N/A           N/A

Douglas R. Miller
President and Secretary                        --             N/A             N/A           N/A

Timothy J. Keating
Former Chief Executive Officer                 --             N/A             N/A           N/A



Aggregated Option Exercises in Last Fiscal Year and Option Values as of July
--------------------------------------------------------------------------------
31, 2002
---------

     The following table sets forth information concerning option exercises and option holdings for the year ended July 31, 2002 with respect to our Chief Executive Officer and each of our other executive officers.

                         SHARES                       NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                        ACQUIRED                     UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                           ON          VALUE      OPTIONS AT JULY 31, 2002    AT JULY 31, 2002
                                                   ---------------------------- --------------------------
NAME                   EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
---------------------  ------------  ------------  -----------  -------------   -----------  -------------

Wayne A. Root (1)                 -             -      106,551              -            -              -
Douglas R. Miller (1)             -             -      106,551              -            -              -
Timothy J. Keating                -             -            -              -            -

(1) The amounts set forth above for Messrs. Root and Miller represent options to purchase shares of Global SportsEDGE, Inc. that will be reissued as options to purchase shares of our common stock as a result of our reorganization in July 2001. The shares underlying the options were converted at a rate of 1.0655 shares of our common stock for every share of Global SportsEDGE, Inc. common stock, after giving effect to the conversion of our Series B preferred stock issued in the reorganization and the subsequent 1-for-4 reverse split of our common stock.

EMPLOYMENT  AGREEMENTS
----------------------

     We have entered into employment agreements with our chief executive officer, Wayne Allyn Root, and our president and chief operating officer, Douglas R. Miller. Pursuant to their agreements, Mr. Root and Mr. Miller are required to devote their entire business time to the affairs of the company. Mr. Root's and Mr. Miller's employment agreements call for a current base salary of $250,000 per year. They have agreed, however, to accept base salaries of $175,000 until we have either raised sufficient capital to do so or our profits allow payment of a greater amount. In addition, Mr. Root's and Mr. Miller's agreements provide that their salaries are to be adjusted annually by no less than the greater of 5% or the increase in CPI during the year. Mr. Miller's employment agreement terminates on December 31, 2004. Mr. Root's employment agreement terminates on February 28, 2005. Mr. Root's agreement is renewable for an additional five-year period at our option until February 28, 2010. We must notify Mr. Root of our desire to exercise our option by December 31, 2004.

BOARD OF DIRECTORS COMPOSITION AND COMPENSATION
-----------------------------------------------

     We currently have seven directors on our board of directors. Under our bylaws, the number of directors can be no less than three and no more than nine, with the exact number fixed from time to time by the affirmative vote of a majority of the board of directors.

     All of our directors are entitled to receive reimbursement for out-of-pocket expenses for attending board of directors meetings. Any outside directors may receive an attendance fee for each meeting of the board of directors. From time to time we may engage certain members of the board of directors to perform services on behalf of the company and will compensate such persons for the services that they perform.

     We have agreed in principle to the addition of Mr. Hayes, Chairman of BBA, a current stockholder, as a nominee for our Board of Directors. These terms are further described in our discussion entitled `Management's Discussion and Analysis - Plan of Operation.`

     We have entered into two agreements regarding the composition of our Board of Directors. Please see our discussion in `Certain Relationships and Related Transactions - Board of Directors Composition.`

BOARD COMMITTEES
----------------

     Our board of directors has an audit committee and a compensation committee, each of which was formed on February 7, 2002. Our audit committee reviews our annual audit and meets with our independent auditors to review our internal accounting procedures and our reporting and financial management practices. Messrs. Hanlon, Keating and Manner are each and all independent directors, and are the current members of the audit committee. Our compensation committee is responsible for, among other things, determining salaries, incentives and other forms of compensation for directors, officers and employees, and administering various incentive compensation and benefit plans. Messrs. Manner and Fishman are each and both independent directors, and the current members of the compensation committee. None of our committee members receive separate compensation for participation.

STOCK PLANS
-----------

     On June 14, 2002, the board issued a resolution adopting and approving an Equity Incentive Plan, reserving 3,000,000 shares of common stock for issuance under the plan. On June 18, 2002, the consenting stockholders issued a consent, whereby they approved the adoption of the Equity Incentive Plan. Under the plan, options may be issued to directors, officers, key employees, consultants, agents, advisors, and independent contractors who are in a position to contribute materially to the prosperity of GWIN. The plan provides for the issuance of both incentive stock options, or ISOs, and non-qualified stock options, or NQSOs. ISOs are issued to employees and NQSOs are generally issued to non-employees. The number of shares that are subject to ISOs is limited to 3,000,000 under the plan. The number of NQSOs that may be issued is subject to the discretion of the board.

     Our board administers the plan but may delegate such administration to a committee, which shall consist of at least two members of the board. The board or the committee has the authority to determine the number of options to be granted, when the options may be exercised and the exercise price of the options, provided that the exercise price may never be less than the fair market value of the shares of the common stock on the date the option is granted, or 110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock. Options may be granted for terms not exceeding ten years from the date of the grant, except for options granted to persons holding in excess of 10% of the common stock, in which case the options may be granted for a term not to exceed five years from the date of the grant.

     The board believes that the plan will provide greater flexibility in structuring compensation arrangements with management, consultants and employees, and will provide an equity incentive for those who are awarded shares under the plan. The issuance of common stock as an award under the plan may have a financially dilutive effect depending on the price paid for such shares, and an absolute dilutive effect due to the increase in issued and outstanding shares.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

REORGANIZATION
--------------

     On July 11, 2001, pursuant to an Agreement and Plan of Reorganization dated July 6, 2001, Global Sports & Entertainment, Inc. (which has been renamed Global SportsEDGE, Inc.) completed a reverse acquisition of our company. We acquired all of the outstanding shares of Global SportsEDGE, Inc. in exchange for a total of 475,048 shares of our Series B preferred stock that we issued to the former stockholders of Global SportsEDGE, Inc. Our reorganization and reverse merger initially included the acquisition of an additional corporation, TurfClub.com, Inc. However, we have since sought to rescind the transaction with respect to TurfClub due to breach of the merger agreement. Please refer to our discussions in `Management's Discussion and Analysis and Results of Operations - Overview.

     As required by the Agreement and Plan of Reorganization, upon obtaining stockholder approval on August 27, 2001, we amended our certificate of incorporation to (a) change our name to Global Sports & Entertainment, Inc., which was subsequently changed to GWIN, Inc. (b) increase our authorized capital to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock,
(c) effect a one-for-four reverse split of our common stock and (d) cause the automatic conversion of all outstanding shares of our Series B preferred stock into a total of 14,845,241 shares of our common stock.

     Concurrent with our reorganization, we raised $1,500,000 in a private placement sale of 64,000 units, each unit consisting of one share of our Series C preferred stock and one Series C warrant. Each share of Series C preferred stock is currently convertible into 46.875 shares of common stock, although this conversion rate may be increased in the future as a result of anti-dilution provisions. Each Series C warrant is convertible into 31.25 shares of common stock, at an exercise price of $1.00 per share, and expires on July 5, 2004. Documents describing the units and rights attached to unit holders were publicly filed with our Form 10-QSB for the period ended September 30, 2001.

     However, concurrent with our submission of this registration statement, both we and the unit holders recognized that the terms of the warrant and the intentions of the parties more accurately reflected a conversion of the warrant directly into common stock, rather than conversion to Series C Preferred Stock and subsequent conversion into common stock. Our primary basis for this conclusion was the fact that the warrant holders did not receive the anti-dilution protection to which Series C Preferred shareholders are entitled, and, upon further inquiry, it became clear that we did not intend, nor did the unit holders expect, to receive such anti-dilution rights, or any other rights to which Series C Preferred shareholders are entitled. Both we and the unit holders believe that this was an error in drafting, and the current warrants do not reflect the intentions of the parties.

     Accordingly, on November 26, 2002, we requested that the entire class of unit holders, which consisted of 4 individuals or entities, submit the warrants issued as part of the units. In exchange, we conducted a pro-rata replacement of the warrants with Series C warrants directly convertible into common stock. Each new Series C warrant is exchangeable into 31.25 shares of common stock at an exercise price of $1.00, and does not contain any anti-dilution provisions. No general solicitation, offering or sale was conducted in connection with the warrant exchange.

     As a result of the reorganization, all of our directors and officers resigned. New directors were elected, and new officers were appointed.

AGREEMENTS WITH TIMOTHY J. KEATING AND HIS AFFILIATES
-----------------------------------------------------

     In July 2001, we paid a finder's fee of $150,000 to Keating Investments, LLC for services rendered in connection with the private placement of our Series C preferred stock. Timothy J. Keating, a director of our company and our former president and chief executive officer, is the managing member and president of Keating Investments, LLC.

     On September 4, 2001, we sold to Keating Partners, L.P., for an aggregate purchase price of $200,000, a total of 400,000 shares of our common stock, together with a warrant to purchase an additional 400,000 shares at an exercise price of $1.00 per share expiring on August 31, 2004. This transaction triggered the anti-dilution adjustment provisions of our Series C preferred stock, of which 36,694 shares are beneficially owned by Mr. Keating, resulting in an increase in the conversion rate for the Series C preferred stock from 31.25 to
46.875  shares  of common stock for every one share of Series C preferred stock.

     In September 2001, we entered into a financial advisory agreement with Keating Investments, LLC. In consideration for the services to be rendered pursuant to this agreement, we issued Keating Investments, LLC a warrant to purchase 600,000 shares of our common stock at a purchase price of $0.10 per share, exercisable until September 10, 2006. The holders of the Series C preferred stock executed a waiver of the anti-dilution adjustment to the conversion rate of the Series C preferred stock that otherwise would have been triggered by this transaction.

BOARD OF DIRECTOR COMPOSITION
-----------------------------

     Under the Agreement and Plan of Reorganization dated July 6, 2001, Messrs. Root and Miller each agreed to vote all of their shares beneficially owned or controlled by them in favor of electing a director chosen by Mr. Keating for a period of two years. Currently, this director is Mr. Keating.

     In addition, we have entered into an agreement with BBA, an existing shareholder, one of the terms of which requires us to appoint BBA's current
Chief Executive Officer, Simon Hayes, as a director, as well as a senior executive officer. For further discussion of the terms of this agreement, please refer to our description in `Management's Discussion and Analysis - Plan of Operation.`

DEBENTURE OFFERINGS
-------------------

     Several of our officers and directors participated in our 2001 debenture offering. Wayne Allyn Root, our chairman and chief executive officer, purchased a 5% convertible debenture in the principal amount of $50,000, together with a warrant to purchase 100,000 shares at an exercise price of $.50 per share. John
T. Manner, a director of our company, purchased a 5% convertible debenture in the principal amount of $110,000 by paying us $50,000 in cash and canceling $60,000 of indebtedness that we owed to him under a promissory note. Mr. Manner also received a warrant to purchase 220,000 shares of our common stock at an exercise price of $.50 per share. Carol Mercado Miller, the spouse of Douglas Miller, our President and a director, purchased a 5% convertible debenture in the principal amount of $16,667, together with a warrant to purchase 33,334 shares at an exercise price of $.50 per share.

OTHER TRANSACTIONS
------------------

     On August 21, 2002, we entered into an agreement with Newmarket Investments plc (formerly The British Bloodstock Agency, plc ("BBA")), an existing debenture holder. BBA currently holds a $500,000 5% Convertible Debenture, maturing in August 2004, convertible at BBA's option to 1,000,000 shares of common stock, and a warrant to purchase 1,000,000 shares of common stock, exerciseable at $1.00 and expiring on August 31, 2005. BBA has invested an additional $700,000, in exchange for which we have increased the principal amount of their currently outstanding debenture to $1,200,000, convertible into 3,428,571 shares of common stock. The exercise price for the debt conversion was reduced to $0.35 per share, and the price is subject to further adjustment based on our operating income and net revenue for the fiscal year ending July 31, 2003, as described in
Section 6.5 of the modified agreement. All other terms, including the maturity date, remained undisturbed. BBA has extended an unsecured standby credit facility of $250,000, with a 16% annual interest rate and payable on March 31, 2003. In consideration for these investments, we have also agreed to exchange the warrant currently held by BBA with a warrant to purchase 3,000,000 shares of common stock, exercisable at $0.35, and expiring on August 31, 2005. The exercise price of both the warrants and the convertible debt are subject to modification based on any other conversions by any other shareholders, including the Laurus Fund, which results in conversion to our common stock at an exercise price of less than $0.35 per share. These terms are described more fully in
Section 7.1 of the modified agreement. We have also agreed to approve the appointment of BBA's Chief Executive Officer, Simon Hayes, as an operational consultant for 90 days, at a salary of $15,000 per month. Mr. Hayes will also be appointed to fill a vacancy in our Board of Directors, and will stand for election at our next annual meeting, as well as being appointed a senior executive officer, both events to occur no later than December 31, 2002. We executed this agreement on September 13, 2002.

     In November 2001, we entered into two separate notes payable agreements with Wayne Allyn Root, an officer and director, and Timothy J. Keating, a director, for $50,000 each plus interest accrued at 12% annually. At June 30, 2002, we owed a balance of $100,000 outstanding under these agreements with accrued interest of $8,323. The notes plus accrued interest are payable no later than March 31, 2003, and are therefore classified as current liabilities.

     Mr. Root earned handicapping fees of $227,000 in the 2001 fiscal year, $74,000 of which was still owed as of August 31, 2002. We intend to issue a warrant to Mr. Root to purchase common stock to Mr. Root at an undetermined conversion ratio in settlement of this amount.


                            DESCRIPTION OF SECURITIES
                            -------------------------
COMMON STOCK
------------

     We are authorized to issue 50,000,000 shares of common stock, of which, 21,285,703 shares are issued and outstanding as of August 31, 2002. There are no other outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

     Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the Certificate of Incorporation, and certain mergers and reorganizations), in which cases Delaware law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities, subject to the prior rights of any holders of preferred stock then outstanding, including our Series C Convertible Preferred Stock. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

PREFERRED STOCK
---------------

     We are authorized to issue up to 5,000,000 shares of preferred stock, without any action by the stockholders, from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board of directors may determine. 64,000 shares of Series C Preferred Stock have been authorized and issued as of August 31, 2002.

     The board of directors has the power, without shareholder approval, to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation preferences and conversion rights for any series of preferred stock issued in the future, which could adversely affect the voting power or other rights of the holders of common stock. The board of directors' authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a person or group to gain control of our company.

SERIES C PREFERRED STOCK
------------------------

     We are authorized to issue 150,000 shares of our Series C Convertible Preferred Stock. As of August 31, 2002, there were issued and outstanding 64,000 shares of our Series C Preferred Stock. Each holder of the Series C Preferred Stock is entitled to vote on all matters as to which holders of the common stock are entitled to vote. The holders of the Series C Preferred Stock are entitled to vote together with the holders of common stock as one class and are entitled to the number of votes equal to the number of shares of common stock into which the Series C Preferred Stock is convertible on the record date for the vote being taken. Each share of the our Series C Preferred Stock is currently convertible into 46.874 shares of our common stock, although this conversion rate is subject to adjustment in accordance with the anti-dilution provisions contained in the Certificate of Designations for our Series C Preferred Stock. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The Series C Preferred Stock is convertible at any time at the option of the holders.

ONE-FOR-FOUR REVERSE STOCK SPLIT AND CONVERSION OF SERIES B PREFERRED STOCK
---------------------------------------------------------------------------

     On August 27, 2001, upon obtaining the required shareholder approval, we amended our Certificate of Incorporation to effect a one-for-four reverse stock split of our common stock. As a result of the reverse stock split, each four shares of our common stock outstanding immediately before the split converted into one share of our common stock immediately after the split.

     We are authorized to issue 850,000 shares of our Series B Preferred Stock. In connection with the reorganization we issued 475,048 shares or our Series B Preferred Stock. As a result of the subsequent reverse stock split, all of our issued and outstanding Series B Preferred Stock automatically converted into 14,845,241 shares of our common stock and the 15,000,000 shares of common stock outstanding immediately prior to the reverse split were combined into 3,750,000 shares, resulting in a combined total of 18,595,241 shares of our common stock immediately after the reverse stock split.

STOCK OPTIONS
-------------

     As a result of our reorganization in July 2001, all outstanding options granted by the acquired companies under their separate option plans prior to our reorganization were exchanged for options to purchase a total of 2,194,246 shares of our common stock, at exercise prices ranging from $1.41 to $10.50 per share, and termination dates ranging from March 3, 2003 to October 22, 2010. We adopted a new stock plan, the Equity Incentive Plan, on June 14, 2002.

WARRANTS
--------

     We have outstanding warrants to purchase a total of 9,174,775 shares of common stock, at exercise prices ranging from $0.10 per share to $10.00 per share. These warrants are currently exercisable in full. The expiration dates of the warrants range from November 21, 2002 to June 27, 2007. We also have outstanding warrants to purchase 2,000,000 shares of common stock at an exercise price of $1.00. These warrants are currently exercisable in full, and expire on September 30, 2004.

CONVERTIBLE DEBENTURES
----------------------

     We have outstanding an aggregate of $836,667 in principal amount of our 5% convertible debentures which mature on August 31, 2003, $225,000 in principal amount of our 5% convertible debentures which mature on August 31, 2004, and $750,000 in principal amount of a 13% convertible note which matures on December 27, 2003.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW
----------------------------------------

     We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with the affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years to the determination of interested stockholder status, did own 15% or more of the corporation's voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

     Stockholders are not entitled to cumulative voting in the election of directors. The authorization of undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our company. The provisions of our certificate of incorporation and the Delaware General Corporation Law may have the effect of deferring hostile takeovers or delaying changes in control of management of our company.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
      -----------------------------------------------------------------------
                                   LIABILITIES
                                   -----------

     Our certificate of incorporation and by-laws provide that a director of GWIN will not be personally liable to GWIN or our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of our company (i) for breach of the director's duty of loyalty to GWIN or our stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal securities laws.

     Our certificate of incorporation also provides for indemnification to the fullest extent provided by Section 145 of the Delaware Corporation Laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the `Act`) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION
                              --------------------

     Each selling shareholder is free to offer and sell his common shares at such times, in such manner and at such prices as each may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, including block transactions, negotiated transactions, the settlement of short sales of common shares or a combination of these methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. The selling shareholders may be deemed underwriters within the definition of the Securities Act of 1933, as amended.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

     Selling shareholders may sell shares covered by this prospectus at prevailing market prices or at negotiable prices entered into between the selling shareholder and a purchaser.

                                  LEGAL MATTERS
                                  -------------

     The validity of the common stock offered by this prospectus will be passed upon for us by Pollet, Richardson & Patel, A Law Corporation, Los Angeles, California.

                                     EXPERTS
                                     -------

     The financial statements appearing in this prospectus have been audited by Moore Stephens, P.C., independent auditors, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to GWIN's ability to continue as a going concern and are included in reliance on such report and upon the authority of such firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND MORE INFORMATION
                         -----------------------------------

     GWIN, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered under this prospectus, we refers you to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

TRANSFER AGENT
--------------

     The transfer agent for our common stock is Interwest Transfer Co., Inc., 1981 East 400 South, Suite 100, Salt Lake City, Utah 84117.

                       GLOBAL SPORTS & ENTERTAINMENT, INC.
                       [FORMERLY IMSCO TECHNOLOGIES, INC.]


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To  the  Stockholders  and  Board  of  Directors  of  GWIN,  Inc.

     We have audited the accompanying consolidated balance sheets of GWIN, Inc. [formerly Global Sports & Entertainment, Inc.], and subsidiary, as of July 31, 2002 and December 31, 2001, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the seven-month period ended July 31, 2002 and each of the two years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GWIN, Inc. [formerly Global Sports & Entertainment, Inc.], and subsidiary, as of July 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for the seven-month period ended July 31, 2002 and each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered a loss from operations, has a working capital deficiency and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                        /s/  MOORE  STEPHENS,  P.C.
                        --------------------------------------
                             Certified  Public  Accountants.

                             Cranford,  New  Jersey
                             October  11,  2002

ITEM  1.     CONSOLIDATED  FINANCIAL  STATEMENTS

-----------------------------------------------------------------------------------------------------------------------
                                   GWIN, INC.
                  (FORMERLY GLOBAL SPORTS & ENTERTAINMENT, INC.)
                           CONSOLIDATED BALANCE SHEETS

                                                                                              July 31,    December 31,
                                                                                                2002          2001
                                                                                           -------------  ------------
ASSETS
CURRENT ASSETS:
 Cash                                                                                      $    324,786   $     44,603
 Accounts receivable                                                                             10,009        103,706
 Prepaid expenses                                                                               135,534             --
                                                                                           -------------  ------------
   Total current assets                                                                         470,329        148,309

Property & equipment (net)                                                                      141,235        204,724
Equipment held under capital leases (net)                                                       100,151        156,810
Deposits & other assets                                                                         351,748        357,892
                                                                                           -------------  ------------
   Total assets                                                                            $  1,063,463   $    867,735
                                                                                           =============  ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Current portion of long term debt                                                         $    643,303   $     89,176
 Notes & accounts payable - related parties                                                     251,666        251,666
 Deferred revenue                                                                               395,834       822,9255
 Accounts payable                                                                               849,184        729,054
 Accrued settlement costs                                                                       635,749        866,453
 Other accrued liabilities                                                                      707,954        507,037
                                                                                           -------------  ------------
   Total current liabilities                                                                  3,483,690      3,266,311

Long term debt, less unamortized discount of  $805,913 at July 31, 2002 and
                                $647,237 at December 31, 2001                                   390,833        263,499
                                                                                           -------------  ------------
   Total liabilities                                                                          3,874,523      3,529,810
                                                                                           -------------  ------------
STOCKHOLDERS' DEFICIT:
Convertible Preferred Stock, Series C - Par Value $0.0001, Authorized 5,000,000
Shares, 64,000 Shares Issued & Outstanding                                                            6              6

Common Stock - Par Value $0.0001, Authorized 50,000,000 Shares;  Shares
Issued & Outstanding at July 31, 2002 - 21,285,703 and at December 31, 2001 -
19,195,241                                                                                        2,128          1,920

Additional Paid-in Capital                                                                   12,044,467     10,118,217

Accumulated Deficit                                                                         (14,857,661)   (12,782,218)
                                                                                           -------------  ------------
   Total stockholders' deficit                                                               (2,811,060)    (2,662,075)
                                                                                           -------------  -------------
   Total liabilities and stockholders' deficit                                             $  1,063,463   $    867,735
                                                                                           =============  =============

        The accompanying notes are an integral part of the consolidated financial statements.


                                   GWIN, INC.
                 (FORMERLY GLOBAL SPORTS & ENTERTAINMENT, INC.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                Years ended December 31,
                                                                Seven Months    -----------------------
                                                              ended  July  31,
                                                                   2002           2001          2000
                                                                   ----           ----          ----
           REVENUES:

Net revenue - services                                          $ 2,765,232   $ 3,083,314   $ 1,055,075
Revenues - advertising                                              261,998       157,168            --
                                                                ------------  ------------  ------------
           TOTAL REVENUES                                       $ 3,027,230   $ 3,240,482   $1,055,0751
                                                                ------------  ------------  ------------
           EXPENSES:
Handicapping fees                                                   103,518       196,847       221,431
Handicapping fees - related party                                   160,739       227,155        70,000
Advertising expense                                                 194,755     2,160,245     3,172,392
Compensation expense                                              1,463,067     2,024,074     1,385,419
Professional fees                                                   868,148       556,201       475,900
General and administrative                                          864,629     1,238,880     1,810,410
Bad debt expense - TurfClub                                              --       377,000            --
Non-recurring charges - settlement costs                            608,525       866,453            --
Depreciation expense                                                134,966       230,997       100,461
                                                                ------------  ------------  ------------
           TOTAL EXPENSES                                         4,398,347     7,877,852     7,236,013
                                                                ------------  ------------  ------------
    OPERATING (LOSS)                                             (1,371,117)   (4,637,370)   (6,180,938)
                                                                ------------  ------------  ------------
          OTHER INCOME (EXPENSE):
Interest income                                                          --            --        42,845
Interest expense, including amortization of debt discount          (459,008)     (887,659)      (22,856)
Other non-cash cost of financing                                   (236,329)           --            --
Interest expense - related parties                                   (8,989)       (2,323)       (1,917)
                                                                ------------  ------------  ------------
    OTHER INCOME (EXPENSE) - NET                                   (704,326)     (889,982)       18,072
                                                                ------------  ------------  ------------
NET (LOSS)                                                      $(2,075,443)  $(5,527,352)  $(6,162,866)
                                                                ------------  ------------  ------------
Imputed non-cash dividend on Series C Preferred Stock                    --    (1,092,000)           --
                                                                ------------  ------------  ------------
NET (LOSS) USED IN PER SHARE CALCULATION                        $(2,075,443)  $(6,619,352)  $(6,162,866)
                                                                ============  ============  ============



Basic and diluted (loss) per share of common stock              $     (0.10)  $     (0.35)  $     (0.33)
                                                                ============  ============  ============
Basic and diluted weighted shares of common stock outstanding    20,240,472    18,801,491    18,745,241
                                                                ============  ============  ============

        The accompanying notes are an integral part of the consolidated financial statements.


                                   GWIN, INC.
                 (FORMERLY GLOBAL SPORTS & ENTERTAINMENT, INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years ended December 31,
                                                                          Seven Months    -----------------------
                                                                         ended  July  31,
                                                                             2002           2001          2000
                                                                             ----           ----          ----
CASH  FLOWS  -  OPERATING  ACTIVITIES:
  Net (loss)                                                              $(2,075,445)   $(5,527,352)  $(6,162,867)
                                                                          ------------  -------------  ------------
   Adjustments to reconcile net (loss) to net cash used in operations:
    Depreciation                                                              134,966        230,997       100,461
    Services paid with Warrants                                               390,492         18,333            --
    Services & settlements paid with Common Stock                             969,130        190,000       157,500
    Interest expense - issuance of Convertible Debt                           127,203        757,090            --
    Interest expense - issuance of Convertible Debt (Warrants portion)        276,922         71,995            --
    Decrease (increase) in:
      Accounts receivable                                                      93,697       (103,706)           --
      Prepaid expenses                                                       (135,534)            --            --
      Deposits & other assets                                                 (28,857)      (136,225)           --
    Increase (decrease) in:
      Deferred revenue                                                       (427,091)       463,935       358,990
      Accounts payable                                                        120,131        206,495       403,191
      Accounts payable - related parties                                           --         85,000            --
      Other current liabilities                                               (41,778)     1,371,573         1,917
                                                                          ------------  -------------  ------------
   Total adjustments                                                        1,479,281      3,155,487     1,022,059
                                                                          ------------  -------------  ------------
Total cash (used in) operating activities                                    (596,164)    (2,371,865)   (5,140,808)
                                                                          ------------  -------------  ------------
CASH FLOWS - INVESTING ACTIVITIES:
  Cash acquired in merger                                                          --          5,964            --
  Purchase of fixed assets                                                    (14,818)            --      (401,601)
                                                                          ------------  -------------  ------------
  Total cash provided by (used in) investing activities                       (14,818)         5,964      (401,601)
                                                                          ------------  -------------  ------------

CASH FLOWS - FINANCING ACTIVITIES:
  Proceeds from issuance of Convertible Debt                                  791,500        870,000            --
  Proceeds from issuance of Notes Payable - Related Parties                        --        166,666       150,000
  Proceeds from issuance of Preferred Stock                                        --      1,324,000     5,553,725
  Proceeds from issuance of Common Stock                                           --        200,000            --
  Payments on Lease Obligations                                               (34,863)      (224,828)      (86,650)
  Proceeds from conversion of Warrants & Options                              134,528             --            --
                                                                          ------------  -------------  ------------
Total cash provided by financing activities                                   891,165      2,335,838     5,617,075
                                                                          ------------  -------------  ------------

Net increase (decrease) in cash                                           $   280,183    $   (30,063)  $         0
Cash - beginning of the periods                                                44,603         74,666        74,666
                                                                          ------------  -------------  ------------
Cash - end of the periods                                                 $   324,786    $    44,603   $    74,666
                                                                          ============  =============  ============


SUPPLEMENTAL  SCHEDULE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:
     For  the  seven months ended July 31, 2002 and the years ended December 31, 2001  and  2000,  the  Company paid  $-0-  for  income  taxes (all periods) and $22,206, $60,897 and 24,694 for interest,  respectively.  The
Company issued stock and warrants for services. For the seven months ended July 31, 2002 the  amounts  were
$969,130  in common  stock  and  $390,492  in  warrants; in 2001, $190,000 in common stock and $18,333  in warrants  and,  in  2000, $157,500  in  common  stock.

        The accompanying notes are an integral part of the consolidated financial statements.

                                   GWIN, INC.
                 (FORMERLY GLOBAL SPORTS & ENTERTAINMENT, INC.)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                    Preferred Stock         Common Stock         Discount-                               Total
                                    ---------------      ------------------      Common     Paid-In    Accumulated   Shareholders'
                                    Shares   Amount      Shares     Amount        Stock     Capital       Deficit       Equity
                                    ------  -------      ------     -------       ------    -------       -------       ------

Issuance of Founders' Shares,
January 15, 2000                       --  $    --    10,125,000  $    10,125   $(10,125)  $        --  $         --  $        --
Issuance of Preferred Stock for
services                          105,000      105            --           --         --       157,395            --      157,500
Issuance of Preferred Stock for
cash                            3,702,484    3,702            --           --         --     5,550,023            --    5,553,725
Net (loss) for year ended
December 31, 2000                      --       --                                                      $ (6,162,866) $(6,162,866)
                               ---------------------------------------------------------------------------------------------------

Balance, December 31, 2000      3,807,484  $ 3,807    10,125,000  $    10,125   $(10,125)  $ 5,707,418  $ (6,162,866) $  (451,641)
Shares of Series B Preferred
Stock issued in reorganization    475,048       48            --           --         --           (48)           --           --
Recapitalization adjustment    (3,807,484)  (3,807)  (10,125,000)     (10,125)    10,125         3,807            --
Conversion of Series B
Preferred Stock                  (475,048)     (48)   14,845,241        1,485         --        (1,437)           --           --
Acquired equity of IMSCO in
reorganization                         --       --     3,750,000          375         --      (113,779)           --     (113,404)
Issuance of Series C Preferred
Stock with warrants for cash       64,000        6            --           --         --     1,323,994            --    1,324,000
Issuance of Common Stock for
services                               --       --       200,000           20         --       189,980            --      190,000
Issuance of Common Stock for
cash                                   --       --       400,000           40         --       199,960            --      200,000
Issuance of Warrants for
services                               --       --            --           --         --       240,000            --      240,000
Issuance of Warrants with
Debentures                             --       --            --           --         --       719,232            --      719,232
Interest expense from issuance
of Debentures                          --       --            --           --         --       757,090            --      757,090
Net (loss) for the year ended
December 31, 2001                      --       --            --           --         --            --    (5,527,352)  (5,527,352)
Imputed non-cash dividend on
Series C Preferred Stock               --       --            --           --         --     1,092,000    (1,092,000)          --
                               ----------------------------------------------------------------------------------------------------
Balance, December 31, 2001         64,000        6    19,195,241        1,920         --    10,118,217   (12,782,218)  (2,662,075)
Issuance of Common Stock for
conversion of Warrants &
Options                                --       --        309,546          30         --       221,294            --      221,324
Issuance of Common Stock and
Warrants as payment for services
and settlements                        --       --      1,672,145         167         --     1,423,620            --    1,423,787
Issuance of Common Stock for
conversion of Debentures               --       --        108,771          11         --        76,553            --       76,564
Recorded value of Warrants
issued with Debentures                 --       --             --          --         --       204,783            --      204,783
Net (loss) for the seven months
ended July 31, 2002                    --       --             --          --         --            --    (2,075,443)  (2,075,443)
                               ----------------------------------------------------------------------------------------------------
Balance - July 31, 2002            64,000  $     6     21,285,703 $     2,128         --   $12,044,467  $(14,857,661) $(2,811,060)
                               ====================================================================================================

        The accompanying notes are an integral part of the consolidated financial statements.

                          GWIN, INC. AND SUBSIDIARIES
                 (FORMERLY GLOBAL SPORTS & ENTERTAINMENT, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1]  ORGANIZATION  AND  CHANGES  IN  CONTROL  OF  COMPANY

Prior to July 11, 2001, the corporation was known as IMSCO Technologies, Inc. [`IMSCO` or the `Company`]. On July 11, 2001, Global Sports & Entertainment, Inc., a Delaware corporation [`Global Sports`], completed a reverse acquisition of the Company in which the Company acquired all of the outstanding shares of Global Sports stock in exchange for a controlling interest in IMSCO [the `Reorganization`]. As the Company is a public shell, the transaction has been reflected as a recapitalization of the accounting acquiror, Global Sports (See
Note  8).

Initially, the reverse acquisition included a California corporation, TurfClub.com [`TurfClub`] [See Note 10].

On August 27, 2001, Global Sports changed its name to Global SportsEDGE, Inc. [`EDGE`] and the Company changed its name to Global Sports & Entertainment, Inc. [the `Company` or `Global`]. The Company also initiated a reverse stock split of 1:4 and increased the number of authorized common shares to 50,000,000. All share numbers have been changed to reflect the reverse stock split.

The consolidated financial statements of the Company reflect the results of operations of EDGE and GLOBAL from July 11, 2001 through December 31, 2001. The financial statements prior to July 11, 2001 reflect the results of operations and financial position of EDGE. Pro forma information on this transaction is not presented as, at the date of this transaction, Global Sports & Entertainment, Inc. [formerly known as IMSCO Technologies, Inc.] was considered a public shell and accordingly, the transaction was not considered a business combination. Global Sports & Entertainment, Inc. is a Delaware corporation located in Las Vegas, Nevada. The Company primarily develops, produces and markets sports handicapping analysis and information via television and the internet.

On August 22, 2002 the Company changed its name from Global Sports & Entertainment, Inc. to GWIN, Inc. (`GWIN`) to settle a lawsuit brought by the management of an unrelated corporation named Global Sports, Inc.

On May 23, 2002, the Company filed a Form 8-K to report that the Board of Directors had approved a change in our fiscal year from a calendar year to one beginning August 1 and ending July 31. That change was effective July 31, 2002.

The Company is engaged in a highly seasonal business, with the majority of sales related to football and basketball handicapping. Due to this seasonality, quarterly results may vary materially between the football and basketball seasons [concentrated in the first and second fiscal quarters] and the remainder of the year [the third and fourth fiscal quarters].

[2]  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, EDGE, as well as several inactive subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION - Our recognition of revenue from sales of handicapping advice is recognized ratably over the period covered by the agreement. On July 31, 2002, the Company had received approximately $263,000 in payments for handicapping services not rendered by that date. This amount is recorded as a current liability.

Revenue from advertising agreements is recognized ratably over the period of the agreements. As of July 31, 2002 deferred revenue from advertising agreements was approximately $133,000. This amount is recorded as a current liability.

OPERATING COSTS & EXPENSES - Handicappers' fees and sales representatives' compensation and related expenses are charged to operations as incurred.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. At July 31, 2002, the Company did not have any cash equivalents.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 5 years.

Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported as income or expense.

BASIC AND DILUTED LOSS PER COMMON SHARE - The Company has adopted Statement of Financial Accounting Standards [`SFAS`] No. 128, `Earnings Per Share.` Under SFAS 128, loss per common share is computed by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued in the reverse acquisition are reflected as outstanding for all periods presented. In the Company's present position, diluted loss per share is the same as basic loss per share. Securities that could potentially dilute EPS in the future include the issuance of common stock in settlement of notes payable and the exercise of stock options and warrants. For the seven months ended July 31, 2002 and the years ended December 31, 2001 and 2000 the number of common stock equivalents excluded from the calculation was 16,429,558, 14,281,245 and 4,440,445, respectively.

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS - The Company has adopted the disclosure requirements of SFAS No. 123, `Accounting for Stock-Based Compensation,` for stock options and similar equity instruments [collectively `Options`] issued to employees and directors. However, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board [`APB`] Opinion No. 25, `Accounting for Stock Issued to Employees` rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

BENEFICIAL CONVERSION FEATURES - The Company has sold certain 5% three year convertible debentures with a beneficial conversion feature [See Note 8] representing a 50% imputed discount. The value of such features is recorded by the Company as interest expense of $-0- for the seven months ended July 31, 2002 and $757,090 and $-0- for the years ended December 31, 2001 and 2000, respectively.

INCOME TAXES - Pursuant to SFAS No. 109, `Accounting for Income Taxes,` income tax expense [or benefit] for the year is the sum of deferred tax expense [or benefit] and income taxes currently payable [or refundable]. Deferred tax expense [or benefit] is the change during the year in a company's deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING EXPENSES - The Company expenses advertising costs as incurred. Total advertising costs for the seven month period ended July 31, 2002 and the years ended December 31, 2001 and 2000 amounted to approximately $195,000, $2,160,000 and $3,172,000, respectively.

CAPITALIZATION OF SOFTWARE DEVELOPMENT COSTS - The costs of developing the Company's websites and internal computer software are accounted for in accordance with SOP 98-1, `Accounting for the Cost of Computer Software Developed or Obtained for Internal Use`, as software developed for internal use. SOP 98-1 requires that all costs related to the preliminary project stage in which the nature of the project and the strategy to attain the objectives is explored are expensed. The next stage, the application development stage, includes external directs costs of materials and services as well as internal costs for payroll and other costs, which are capitalized.

RECLASSIFACTION - Certain prior year amounts have been reclassified to conform to current year's financial statement presentation.

[3]  GOING  CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. For the seven-month period ended July 31, 2002, the Company has a loss from operations of approximately $1,371,000, a working capital deficiency of approximately $3,013,000 and an accumulated deficit of approximately $14,858,000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Consistent with its original business plan, management plans to secure additional financing through equity issuances. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

[4]  CONCENTRATIONS  OF  CREDIT  RISKS

The Company places its cash and cash equivalents with high credit quality institutions to limit its credit exposure. At July 31, 2002, the Company had approximately $180,000 in a financial institution that is subject to normal credit risk beyond insured amounts. At December 31, 2001, the Company did not have any amounts in a financial institution that were subject to normal credit risk beyond insured amounts. The Company routinely assesses the credit worthiness of its customers before a sale takes place and believes its credit risk exposure is limited. The Company performs ongoing credit evaluations of its customers but does not require collateral as a condition of service.

[5]  PROPERTY AND EQUIPMENT

The  following  details  the  composition  of  property  and  equipment:

                                         Accumulated
  At  July  31,  2002          Cost      Depreciation     Net
                               ----      ------------     ---

Television  Studio  Set       $151,603    $ 102,637    $  48,966
Website  &  other              264,818      172,549       92,269
                              --------    ---------    ---------
 TOTALS                       $416,421    $ 275,186    $ 141,235
                              ========    =========    =========
At  December  31,  2001

Television  Studio  Set       $151,603    $  73,159    $  78,442
Website  &  other              250,000      123,718      126,282
                              --------    ---------    ---------
 TOTALS                       $401,601    $ 196,877    $ 204,724
                              ========    =========    =========

Depreciation expense, excluding assets under capital lease obligations, for the seven-month period ended July 31, 2002 and the years ended December 31, 2001 and 2000 amounted to $78,309, $133,847 and $63,080 respectively.

[6]  DEPOSITS  AND  OTHER  ASSETS
Deposits  and  other  assets  comprised  the  following:

                                           July 31,    December 31,
                                          -----------  -----------
                                            2002         2001
                                          -----------  -----------
Deposits with credit card processors      $   165,081  $   136,225
Pre-paid contract for financial services      186,667      221,667
                                          -----------  -----------
Total                                     $   351,748  $   357,892
                                          ===========  ===========

[7]  LONG  -  TERM  DEBT

Long  -  term  debt  is  as  follows:

                                                             July 31,   December 31,
                                                           -----------  -----------
                                                               2002        2001
                                                           -----------  -----------
Convertible Debentures (5%) due August 31, 2003            $  820,000   $ 870,000
Convertible Note (13%) payable in monthly installments of
      $50,000 commencing September 28, 2002                   750,000          --
Convertible Debentures (5%) due August 31, 2004               175,000          --
Capital leases                                                 95,049     129,912
                                                           -----------  ----------
Total                                                       1,840,049     999,912
Less - amounts reflected as current liabilities              (643,303)    (89,176)
                                                           -----------  ----------
                                                            1,196,746     910,736
Less - unamortized debt discount                             (805,913)   (647,237)
                                                           -----------  ----------
TOTAL LONG - TERM DEBT                                     $  390,833   $ 263,499
                                                           ===========  ==========

Long  -  term  debt  at  July  31,  2002  matures  as  follows:

                      2003      $    643,303
                      2004         1,021,746
                      2005           175,000
                                ------------
               TOTAL            $  1,840,049
                                ============

The 13% Convertible Note ($750,000, of which $550,000 is due in the year ending July 31, 2003) may, at the discretion of the Company, be repaid by the issuance of common stock of the Company (See Note 8).

[8]  STOCKHOLDERS'  DEFICIT

CONVERTIBLE DEBT and WARRANTS - During the seven-month period ended July 31, 2002, the Company sold a convertible note with a principal amount of $750,000. The note bears interest at annual rate of 13%, matures in November, 2003, and may be repaid, at the option of the Company, by issuance of shares of common stock valued at market price at the time of each installment payment. The lender has the right to request repayment by issuance of shares of common stock with a valuation of $0.80 per share. The Company also issued to the lender a warrant for the purchase of 250,000 shares of common stock at an average price of $0.99 per share which expires on June 27, 2007.

     In addition, the Company sold four convertible debentures with an aggregate principal amount of $175,000. The debentures bear interest at an annual rate of 5% and the principal amount plus accrued interest will automatically convert to an aggregate of approximately 385,000 shares of common stock in August, 2004. The detachable warrants issued in conjunction with this debt have been valued at $96,348 by management. The value of these warrants is being charged to interest expense over the life of the related debt.

     After deducting fees and expenses paid to the buyers and other agents, the net proceeds for the sale of the convertible note and the convertible debentures amounted to $791,500.

During the year ended December 31, 2001 the following securities activity occurred:

COMMON STOCK - The Company sold 400,000 shares of common stock and granted a warrant to purchase 400,000 shares of common stock at $1.00 per share to a member of its Board of Directors for $200,000.

CONVERTIBLE PREFERRED STOCK - The Company issued approximately 475,050 shares of Series B convertible preferred stock as part of the recapitalization of the Company on July 11, 2001 (See Note 1). These shares included 4,800 shares of Series B convertible preferred stock [convertible to 150,000 shares of common stock], which were issued as payment for a brokers' commission resulting in a charge to operations of $150,000. All of our Series B preferred stock was converted on August 27, 2001 into common stock on a 31.25:1 basis.

On July 11, 2001, the Company sold 64,000 units of the Company's Series C convertible preferred stock for $1,324,000 (net of broker's commission of $176,000 including $150,000 paid to a related party). Each unit consists of one share of Series C convertible preferred stock and one warrant with an exercise price of $31.25 for an additional share of Series C stock. The Series C convertible preferred stock has a conversion rate that varies with dilution. The base conversion rate of 31.25:1 has subsequently increased to 46.875:1 due to anti-dilution provision adjustments of the stock. The beneficial conversion feature representing that 50% imputed discount and totaling $1,092,000 was charged to retained earnings in a manner analogous to a dividend.

The agreement for sale of the Company's Series C convertible preferred stock includes a provision which requires the issuance of additional shares of that stock in the event that the Company fails to register the common shares underlying the Company's Series C convertible preferred stock by June 20, 2002. The financial statements for the seven months ended July 31, 2002 include a non-cash financing charge of $236,239 to reflect the obligation to issue those additional shares. That amount is reflected in current liabilities at July 31, 2002.

WARRANTS AND CONVERTIBLE DEBENTURES - The Company issued warrants to purchase 1,815,400 shares at $1.00 per share and 5% convertible debentures to investors for approximately $936,000 during the year ended December 31, 2001. The debentures will convert upon demand to 1,815,400 shares of common stock. The detachable warrants issued in conjunction with this debt have been valued at $719,232 by management. The value of these warrants is being charged to operating expense over the life of the related debt.

On November 2, 2001, the Company also issued a warrant to purchase 600,000 shares of stock at $0.10 per share as payment for financial advisory services for a period of 4 years. These services were valued at $240,000 and are to be amortized over the life of the agreement. The charge to operations totaled $18,333 for the year ended December 31, 2001.

OPTIONS  AND  WARRANTS  AT  JULY  31,  2002
As of the date of the reverse merger, the Company and its subsidiary, WinningEDGE, had 2,194,246 options outstanding after giving effect to the one-for-four reverse split and merger adjustments. The following is a summary of option transactions for the period after the reverse merger:

                                                    Weighted-Average
                                       Shares        Exercise Price
                                       ---------------     ----------------

Outstanding at July 11, 2001               2,194,246       $          2.22
Granted                                           --                    --
Exercised                                    (33,830)                 1.41
Canceled                                          --                    --
                                      ----------------     ---------------

 OUTSTANDING AT JULY 31, 2002              2,160,416       $          2.24
                                     =================     ===============

EXERCISABLE AT JULY 31, 2002               2,160,416       $          2.24
                                     =================     ===============

The following table summarizes information about stock options at July 31, 2002:

                   Weighted Average Outstanding and Exercisable Stock Options
                   ----------------------------------------------------------
                                              Remaining         Weighted-Average
Exercise  Prices           Shares         Contractual  Life     Exercise  Price
---------------            ------         ----------------      ----------------

$1.00  -  $7.50           2,160,416           4  years                $2.24

The Black-Scholes option valuation model was developed for use in estimating the fair value of options. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Due to the effects of the reverse merger, the Company believes that for options granted prior to the reverse merger date, the results of the Black-Scholes computation are not meaningful. There were no options granted during the seven months ended July 31, 2002 or for the year ended December 31, 2001.

As of the date of the reverse merger, the Company and its subsidiary, EDGE, had 2,246,199 warrants to purchase common stock outstanding. The following is a summary of warrant transactions for the period after the reverse merger:

                                                       Weighted-Average
                                         Shares         Exercise  Price
                                      ------------     ----------------

Outstanding at July 11, 2001             2,041,519     $          1.77
Issued for services                      1,988,889                0.63
Issued with convertible debt             3,144,367                0.90
Issued with Series C Preferred Stock     2,000,000                1.00
                                      ------------     ----------------

   OUTSTANDING AT JULY 31, 2002          9,174,775     $          1.06
                                      ------------     ----------------

   EXERCISABLE AT JULY 31, 2002          9,174,775     $          1.06
                                      ------------     ----------------

     On June 18, 2002, shareholders of the Company approved an Equity Incentive Plan ( the `Plan`). Under the Plan, a sub-committee of the Board of Directors is authorized to grant, at its discretion, options to purchase shares of common stock at a set price greater than market price as of the date of the grant. The Company has reserved 3,000,000 shares for issuance under the Plan. At July 31, 2002, no options had been granted under the plan.

[9]  PROVISION  FOR  INCOME  TAXES

The operating loss carry forwards at July 31, 2002, [assuming all operating loss carry forwards will be available] amount to approximately $13,000,000. Such loss carry forwards will expire as follows: approximately $6,000,000 in 2020, $5,000,000 in 2021 and $2,000,000 in 2022. At July 31, 2002 based on the amount of operating loss carry forwards, the Company would have had a deferred tax asset of approximately $4,080,000. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carry forwards, a valuation allowance of $4,080,000 has been established. Accordingly, no deferred tax asset is reflected in these financial statements. The corresponding amounts at December 31, 2001 were $3,740,000.

As part of the reverse acquisition (Note 1), the Company acquired net operating losses of IMSCO of approximately $10,640,000. Pursuant to Section 382 of the Internal Revenue Code, utilization of these losses will be limited to approximately $285,000 subject to a maximum annual utilization of approximately $15,000 per year through 2021. At July 31, 2002, the Company would have a deferred tax asset of approximately $97,000 from these acquired losses.

Because of the uncertainty that the Company would generate income in the future sufficient to fully or partially utilize these carry forwards, a valuation allowance of $97,000 has been established. Accordingly, no deferred tax asset is reflected in these financial statements.

[10]   NON-RECURRING CHARGES

(a)    RECISSION OF MERGER WITH TURFCLUB.COM

During the seven months ended July 31, 2002, the Company reached a settlement with an individual who is both a shareholder and executive officer of TurfClub.com. This settlement represents the final action required to conclude the rescission of the 2001 reverse merger as it relates to TurfClub.com. The settlement provides for payment of $90,000, $15,000 of which was paid on October 16, 2002, and the remaining $75,000 payable in increments of $5,000 per month over the next 15 months, the issuance of a warrant to purchase 450,000 shares of common stock for $0.50 per share and the issuance of 166,650 shares of common stock. The estimated cost of approximately $287,000 has been charged to operations. The settlement agreement was executed on September 26, 2002.

During the year ended December 31, 2001, the Company incurred certain non-recurring charges related to the rescission of the merger with TurfClub.com. These charges include approximately $377,000 advanced to the management of TurfClub.com for normal operating expenses. Management has deemed these amounts uncollectible from TurfClub, and has charged the items to operations as bad debt expense. The statements for that period also reflect estimated costs of settlements with shareholders of TurfClub who were not involved in management or in the matters which gave rise to the decision to rescind the element of the reverse merger that involved TurfClub. The agreements provided for issuance of shares of common stock and warrants in exchange for mutual releases from all parties. The amount provided for these costs was approximately $866,000.

(b)    OTHER SETTLEMENTS

The Company also reached an agreement in the matter of a breach of contract litigation with a former landlord and concluded arbitration with an individual regarding a sports celebrity agreement from 2000. The financial statements for the seven months ended July 31, 2002 reflect a non-recurring charge of $ 227,000 for the excess of the estimated aggregate costs of those settlements over amounts previously recorded.


[11]  CHANGE  IN  FISCAL  YEAR.

As described in Note 1, the Company adopted a new fiscal year effective July 31, 2002. The seven month period ended July 31, 2002 effects the transition to that new fiscal year. Summarized statement of operations information for the transition period is as follows:

                                      Seven Months ended July 31,
                                      ---------------------------
                                                      (Unaudited)
                                          2002           2001
                                      ------------  -------------
Revenues                              $ 3,027,230   $   993,143
Operating (loss)                       (1,371,117)   (1,052,831)
Net (loss)                            $(2,075,443)  $(1,092,511)

(Loss) per share, basic and diluted   $     (0.10)  $     (0.06)

[12]  NEW  AUTHORITATIVE  ACCOUNTING  PRONOUNCEMENTS


The Company does not anticipate the adoption of recently issued accounting pronouncements to have a significant on the Company's results of operations, financial position or cash flows.

[13]  RELATED  PARTY  TRANSACTIONS

In September 2001, we entered into a financial advisory agreement with Keating Investments, LLC, an entity related to one of our Directors. In consideration for the services to be rendered pursuant to this agreement, we issued Keating Investments, LLC a warrant to purchase 600,000 shares of our common stock at a purchase price of $0.10 per share, exercisable until September 10, 2006.

In November, 2001, the Company entered into note payable agreements with an officer and a member of the Board of Directors of the Company for $50,000 each plus interest accrued at 12% annually. At July 31, 2002 and December 31, 2001, the Company had a balance of $100,000 outstanding under this agreement (which was classified as Notes and Accounts Payable-Related Parties), with accrued interest of $7,323 and $2,323, respectively. The notes plus accrued interest were payable on June 30, 2002 and are therefore classified as current liabilities.

Long - term debt includes convertible debentures held by officers and a member of the Board of Directors of the Company with a face value of $176,666 (of which $66,666 is classified as Notes and Accounts Payable-Related Parties. See Note 7 on long - term debt.

During 2001, Global incurred handicapping expenses of approximately $227,000 to Wayne Root for handicapping services, Mr. Root is an Officer and Director of the Company. The $227,000 was charged to handicapping fees. This amount includes an accrual of $85,000 which is classified as Notes and Accounts Payable-Related Parties.

The Company also sold 400,000 shares of common stock and granted 400,000 stock warrants with an exercise price of $1.00 per share to an entity related to a member of its Board of Directors for $200,000 (See Note 8).

In connection with the reorganization and sale of Series C Preferred Stock in July 2001, Keating Investments, LLC received a placement fee of $150,000 for services rendered in connection with the private placement of our Series C preferred stock. Timothy J. Keating, a director of our company and our former President and Chief Executive Officer, is the Managing Member and President of Keating Investments, LLC (See Note 8).

[14]  COMMITMENTS  AND  CONTINGENCIES

CAPITAL LEASES - The Company is the lessee of office and computer equipment under nine (9) capital leases expiring within the next two (2) years. These capital leases are collateralized by the related assets. The liabilities under capital leases are recorded at the present value of the net future minimum lease payments and the assets are recorded at the purchase price which approximates fair market value on the date of the purchase.

Following  is  a  summary  of  property  held  under  capital  leases:

                                                      Accumulated
                                           Cost       Depreciation         Net
                                        ----------    ------------    ----------
Office  Fixtures  and  Equipment
At  July  31,  2002                     $  291,390    $  191,239      $  100,151

At  December  31,  2001                 $  291,390    $  134,580      $  156,810

Depreciation of assets under capital leases charged to expense for the seven-month period ended July 31, 2002 and the years ended December 31, 2001 and 2000 was $56,660, $97,130 and $37,450 respectively.

Minimum future lease payments under capital leases for each of the next two fiscal years and in the aggregate are:

2003  (August  1, 2002 - July 31, 2003)             $ 114,813
2004                                                    1,350
                                                    ----------
Total Minimum Lease Payments                          116,163
Less:  Amount  Representing  Interest                 (21,114)
                                                    ----------
Present  Value  of  Net  Minimum  Lease  Payments      95,049
Less:  Current  Portion                               (93,303)
                                                    ----------
   LONG-TERM PORTION                                $   1,746
                                                    ==========

OPERATING LEASES - At July 31, 2002, the Company has two operating leases for office space that expire in November 2003 and January 2004. One lease grants an option for renewal for an additional three (3) years. The leases have monthly payment obligations of $3,278 and $8,520, increasing annually, based on the CPI.

Approximate minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of July 31, 2002 are as follows:

Year  ending                      Operating
July  31,                          Leases
------------                      ---------
   2003                           $148,000
   2004                             63,000
   Thereafter                            0
                                  ---------
Total                             $211,000
                                  =========

Rent expense for the seven months ended July 31, 2002 and for the years ended December 31, 2001 and 2000 was approximately $80,000, $138,000 and $145,000, respectively,  and  was  charged  to  operations.

[15]  LEGAL  MATTERS

In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. Management, after review and consultation with counsel, believes it has meritorious defenses and considers that any liabilities from these matters would not materially affect the financial position, liquidity or results of operations of the Company.

[16]  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

The Company adopted Statement of Financial Accounting Standards [`SFAS`] No. 107, `Disclosure About Fair Value of Financial Instruments,` which requires disclosing fair value, to the extent practicable, for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, related party and trade and notes payable, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities.

The fair value of long-term debt is based upon current rates at which the Company could borrow funds with similar remaining maturities. It was assumed that the carrying amount approximated fair value for these instruments.

[17]  SUBSEQUENT  EVENTS (UNAUDITED)

Subsequent to year end, we entered into an agreement with Newmarket Investments plc (formerly The British Bloodstock Agency, plc ("BBA")), an existing debenture holder. BBA currently holds a $500,000 5% Convertible Debenture, maturing in August 2004, convertible at BBA's option to 1,000,000 shares of common stock, and a warrant to purchase 1,000,000 shares of common stock, exerciseable at $1.00 and expiring on August 31, 2005.

BBA has invested an additional $700,000, in exchange for which the principal amount of their currently outstanding debenture was increased to $1,200,000 which is convertible into 3,428,571 shares of common stock. The exercise price for the debt conversion was reduced to $0.35 per share, and the price is subject to further adjustment based on operating income and net revenue for the fiscal year ending July 31, 2003. This beneficial conversion will result in a non-cash financing charge in the first quarter of fiscal 2003 of approximately $425,000.

In addition, BBA has extended an unsecured standby credit facility of $250,000, payable on March 31, 2003 and bearing interest at an annual rate of 16%. As consideration for these investments, the Company has also agreed to exchange the warrant currently held by BBA for a warrant to purchase 3,000,000 shares of common stock at $0.35 expiring on August 31, 2005. The exercise price of both the warrants and the convertible debt is subject to modification based on any other conversions by any other shareholders or noteholders which result in conversion to common stock at an exercise price of less than $0.35 per share.

The Company also agreed to engage an executive of BBA as an operational consultant for 90 days and as a senior executive officer at the conclusion of that period. An executive of BBA will also be nominated for election to the Board of Directors of the Company.


                                        GWIN, INC.
                                CONSOLIDATED BALANCE SHEET
                                        (UNAUDITED)
                                     OCTOBER 31, 2002

ASSETS
CURRENT  ASSETS:
 Cash                                                                        $    10,363
 Accounts receivable                                                              57,791

 Prepaid expenses                                                                274,393
                                                                            -------------
  Total current assets                                                           342,547

Property & equipment (net)                                                       121,065
Equipment held under capital leases (net)                                         75,868
Deposits & other assets                                                          373,359
                                                                            -------------
  Total assets                                                              $    912,839
                                                                            =============
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
 Current portion of long-term debt                                          $    682,381
 Accounts payable - related parties                                               85,000
 Notes payable -related parties, less unamortized discount of $259,635         1,417,031
 Deferred revenue                                                              1,021,056
 Accounts payable                                                                815,279
 Accrued settlement costs                                                        764,854
 Other accrued liabilities                                                       466,071
                                                                            -------------
 Total current liabilities                                                     5,251,672
                                                                            -------------

Long term debt, less unamortized discount of $388,642                            171,358
                                                                            -------------
Total liabilities                                                              5,423,030
                                                                            -------------
STOCKHOLDERS' DEFICIT:
Preferred stock - $0.0001 par value; 5,000,000 shares authorized;
64,000 shares issued and outstanding                                                   6
Common stock - $0.0001 par value; 50,000,000 shares authorized;
21,581,737 issued and outstanding                                                  2,158
Additional paid in capital                                                    13,319,179
Accumulated deficit                                                          (17,831,534)
                                                                            -------------
Total stockholders' deficit                                                   (4,510,191)
                                                                            -------------

Total liabilities and stockholders' deficit                                 $    912,839
                                                                            =============



     The accompanying notes are an integral part of the unaudited consolidated financial statements.



                                       GWIN, INC.
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     OCTOBER 31,
                                                              --------------------------
                                                                  2002          2001
                                                               ------------  ------------
Net revenue - services                                        $ 1,471,700   $   867,699
Revenues - advertising                                             77,778       131,250
                                                              ------------  ------------
  Total revenues                                              $ 1,549,478   $   998,949
                                                              ------------  ------------

Handicapping fees                                                  73,152        52,049
Handicapping fees - related party                                 148,518        68,329
Advertising expense                                             1,133,908       824,619
Commissions                                                       623,487       325,825
Salaries & wages                                                  407,315       297,635
Professional fees                                                 194,798       258,418
General and administrative                                        512,295       417,121
Non-recurring charges; bad debt expense                                --        95,000
Depreciation expense                                               60,306        57,749
                                                              ------------  ------------
 Total operating expense                                        3,153,779     2,396,745
                                                              ------------  ------------
 Operating (loss)                                              (1,604,301)   (1,397,796)

Non-cash financing costs                                         (708,360)     (757,090)
Other non-cash financing costs                                    (45,000)             -
Interest (expense), including amortization of debt discount      (226,579)      (38,242)
Interest (expense) - related parties                               (3,919)           --
                                                              ------------  ------------
 Net (loss)                                                    (2,588,159)   (2,193,128)
                                                              ------------  ------------
Imputed non-cash dividend on Series C Preferred Stock            (385,714)   (1,092,000)
                                                              ------------  ------------
Net (loss) used in per share calculation                      $(2,973,873)  $(3,285,128)
                                                              ============  ============

Basic  and diluted (loss) per share of common stock           $     (0.14)  $     (0.18)
                                                              ============  ============
Basic weighted shares of common stock outstanding              21,433,720    18,645,241
                                                              ============  ============



     The accompanying notes are an integral part of the unaudited consolidated financial statements.


                                            GWIN, INC.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (UNAUDITED)

                                                                            THREE MONTHS ENDED
                                                                                OCTOBER 31,
                                                                       --------------------------
                                                                           2002          2001
                                                                       ------------  ------------
CASH FLOWS - OPERATING ACTIVITIES:
 Net (loss)                                                            $(2,588,159)  $(2,193,128)
                                                                       ------------  ------------
 Adjustments to reconcile net (loss) to net cash used in operations:
  Depreciation                                                              60,306        57,749
  Services paid with warrants                                               15,000         8,333
  Services & settlements paid with common stock                            166,904       150,000
  Non-cash financing costs - issuance of convertible debt                  753,360       757,090
  Interest expense - issuance of convertible debt (warrants portion)       171,400        24,118
  Decrease (increase) in:
        Accounts receivable                                                (47,782)     (202,323)
        Prepaid expenses                                                  (138,859)     (455,900)
        Other assets                                                       (36,611)           --
  Increase (decrease) in:
        Deferred revenue                                                   625,222       299,435
        Accounts payable                                                   (33,905)      121,181
        Other current liabilities                                         (157,778)       43,487
                                                                       ------------  ------------
  Total adjustments                                                      1,377,257       803,170
                                                                       ------------  ------------
Total cash (used in) operating activities                               (1,210,902)   (1,389,958)
                                                                       ------------  ------------

CASH FLOWS - INVESTING ACTIVITIES:

 Purchase of fixed assets                                                  (15,853)           --
                                                                       ------------  ------------
 Total cash used in investing activities                                   (15,853)           --
                                                                       ------------  ------------

CASH FLOWS - FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt                                  925,000       836,666
 Payments on long-term debt & lease obligations                            (12,668)     (123,436)
 Proceeds from issuance of common stock                                                  200,000
                                                                       ------------  ------------
Total cash provided by financing activities                                912,332       913,230
                                                                       ------------  ------------

Net (decrease) in cash                                                    (314,423)     (476,728)
Cash - beginning of the periods                                            324,786       475,376
                                                                       ------------  ------------
Cash - end of the periods                                              $    10,363   $    (1,352)
                                                                       ============  ============

SUPPLEMENTAL  SCHEDULE  OF  NON-CASH  INVESTING  AND  FINANCING  ACTIVITIES:

For the three months ended October 31, 2002 and 2001, the Company paid $0 for taxes and $22,517 for interest and $0 for taxes and $14,124 for interest, respectively. The Company issued stock and warrants in payment for professional services and settlement costs. For the three months ended October 31, 2002 the amounts were $166,904 in common stock and $15,000 in warrants.

     The accompanying notes are an integral part of the unaudited consolidated financial statements.

                                                       GWIN, INC.
                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                                      (UNAUDITED)

                                    Series C Convertible
                                      Preferred Stock     Common shares
                                      ---------------  -------------------                                    Total
                                      No. of             No. of    Common      Paid-In       Accumulated    Stockholders'
                                      Shares  Amount     Shares    Amount      Capital         Deficit       Deficit
                                      ------  -------  ----------  -------  --------------  -------------  ------------

Balance - July 31, 2002               64,000  $     6  21,285,703  $ 2,128  $12,044,467  0  ($14,857,661)  ($2,811,060)


Interest expense from issuance of
Debentures                                --       --          --       --         708,360            --       708,360
Issuance of common shares in
payment for services and settlements      --       --     296,034       30         166,874            --       166,904
Recorded value of warrants issued
with debentures                           --       --          --       --          13,764            --        13,764
Net (loss)for the three months ended
 October 31, 2002                         --       --          --       --              --    (2,588,159)   (2,588,159)
Imputed non-cash dividend on
Series C Preferred Stock                  --       --          --       --         385,714      (385,714)           --
                                     -----------------------------------------------------------------------------------
Balance - October 31, 2002            64,000  $     6  21,581,737  $ 2,158  $   13,319,179  ($17,831,534)  ($4,510,191)
                                     ===================================================================================






     The accompanying notes are an integral part of the unaudited consolidated financial statements.

                           GWIN, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE  1  -  ORGANIZATION  AND  OPERATIONS

     GWIN, Inc. (the Company) is headquartered in Las Vegas, Nevada. The Company primarily develops, produces and markets sports handicapping analysis and information via television and the internet.

     The Company is engaged in a highly seasonal business, with the majority of sales related to football and basketball handicapping. Due to this seasonality, quarterly results may vary materially between the football and basketball seasons, concentrated in the first quarter and the second quarter, and the remainder of the fiscal year.

NOTE  2  -  BASIS  OF  PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the interim financial statements not misleading have been included. Results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the seven months ended July 31, 2002.

     On May 23, 2002, the Company filed a Form 8-K to disclose an election by our Board of Directors to change the fiscal year of the Company from January 1 through December 31 in each year to August 1 through July 31 in each year.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, GlobalSportsEDGE, as well as several inactive subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

     EARNINGS (LOSS) PER SHARE - "Basic" earnings (loss) per share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents if dilutive. For the three months ended October 31, 2002 and 2001, the number of common stock equivalents excluded from the calculation were 21,815,268 and 5,770,121, respectively.

     STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS - The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments (collectively "Options") issued to employees and directors, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No.123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

                                        GWIN, INC.
                                CONSOLIDATED BALANCE SHEET
                                        (UNAUDITED)
                                     OCTOBER 31, 2002


NOTE 2 - BASIS OF PRESENTATION (CONTINUED)

     REVENUE RECOGNITION - Revenue from service agreements is recognized ratably over the term of the agreement.

     OPERATING COSTS & EXPENSES - Handicappers' fees and sales representatives' compensation and related expenses are charged to operations as incurred because the Company believes these costs have no future economic benefit.

     CONVERTIBLE DEBENTURES - In September, 2002, we issued one Convertible Debenture for $25,000 which will convert to 50,000 shares of common stock with a warrant to purchase 50,000 shares of common stock at $1.25 per share.

     We also entered into an agreement with Newmarket Investments, PLC ("Newmarket") which provides that Newmarket will invest an additional $700,000 in the Company by amending the existing Convertible Debenture held by Newmarket to reflect a principal amount of $1,200,000. The additional $700,000 principal amount will convert to 2,000,000 shares of common stock and the conversion rate for the previously existing $500,000 principal amount was adjusted to convert to 1,428,571 shares of common stock (from 1,000,000 shares before adjustment). In addition, the Company agreed to exchange an existing warrant held by Newmarket to acquire 1,000,000 shares of common stock at $1.00 per share for a warrant to acquire 3,000,000 shares of common stock at $0.35 per share. This warrant expires on August 31, 2005. The costs associated with the issuance of the new warrants and the adjustment of the conversion rate on the $500,000 original principal amount are reported as non-cash financing costs of $708,360 in the financial statements for the three months ended October 31, 2002. During the three months ended October 31, 2001 similar debentures were issued by the Company, and $757,090 in non-cash financing costs were recorded.

     CONVERTIBLE PREFERRED STOCK - In 2001, the Company sold 64,000 units consisting of one share of Series C convertible preferred stock and one warrant exercisable at $31.25 for an additional share of Series C stock. The base conversion rate was adjusted in the quarter ended October 31, 2001 and the resulting 50% imputed discount of $1,092,000 was charged to retained earnings in a manner analogous to a dividend. In the quarter ended October 31, 2002, there was an additional adjustment to the conversion rate resulting from anti-dilution provisions in the purchase agreement. The resulting 30% imputed discount of $385,714 was charged to retained earnings in a manner analogous to a dividend. The holders of 21,333 shares of Series C convertible preferred stock waived their rights to the anti-dilution provision; the discount amount is that applicable to the remaining 42,667 shares.

NOTE  3  -  GOING  CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business.

     The Company incurred a net loss of $2,588,159 for the three months ended October 31, 2002 and has an accumulated deficit of $17,831,534 at October 31, 2002. The operating losses, as well as the uncertain sources of financing, create an uncertainty about the Company's ability to continue as a going concern. Management of the Company believes that the existing financing is adequate for future requirements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

                                        GWIN, INC.
                                CONSOLIDATED BALANCE SHEET
                                        (UNAUDITED)
                                     OCTOBER 31, 2002

NOTE  4  -  COMMITMENTS

     LEGAL MATTERS - In the normal course of business, the Company is exposed to a number of asserted and unasserted potential claims. Management, after review of amounts accrued and consultation with counsel, believes it has meritorious defenses and considers that any additional liabilities from these matters would not materially affect the financial position, liquidity or results of operations of the Company.

     Management has formally rescinded the share exchange transaction with the shareholders of TurfClub.com. In February and April, 2002, the Company reached agreements with some of the shareholders of TurfClub.com who were not involved with the matters which gave rise to the decision to rescind. On April 29, 2002, a former executive and shareholder of TurfClub.com, and a former member of our board of directors, filed a complaint against the Company for breach of contract and other items. On September 26, 2002, a settlement agreement was reached with that individual and management considers the rescission complete. That settlement provides for payment of $90,000, $15,000 of which was paid on October 16, 2002, with the remaining $75,000 payable in increments of $5,000 per month over the next 15 months, the issuance of a warrant to purchase 450,000 shares of common stock for $0.50 per share and the issuance of 166,650 shares of common stock. The estimated cost of approximately $287,000 was charged to operations in the period ended July 31, 2002.

NOTE  5  -  TAX  EXPENSE

     The Company has not accrued Income Tax Expense for the period ended October 31, 2002 at its statutory rates due to unused net operating losses and acquired net operating losses.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages in breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for:

*    any  breach  of  their  duty  of  loyalty  to  us  or  our  stockholders;

* acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

* unlawful payment of dividend or unlawful stock repurchase or redemption, as provided by Section 174 of the Delaware General Corporation Law; or

* any transaction from which the director derived an improper personal benefit.

     Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

     Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the limitation of liability provision in our certificate of incorporation will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses paid by the registrant in connection with the registration of the common stock offered hereby:

EXPENSE                             AMOUNT
-------------------------------   ----------
SEC filing fee                    $ 450.57
Printing expenses                 $ 0
Blue sky fees and expenses        $ 0
Legal fees and expenses           $ 25,000
Accounting fees and expenses      $ 5,000
Miscellaneous                     $ 500
-------------------------------   ----------
Total                             $39,950.57

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     During the last three years we sold securities listed below that were not registered under the Securities Act of 1933.

     In September 2001, we sold 400,000 shares of our restricted common stock, together with a warrant to purchase an additional 400,000 shares of our restricted common stock to one accredited investor for a purchase price of $200,000. The warrant entitles the holder to purchase 400,000 shares of common stock at an exercise price of $1.00 per share exercisable until August 31, 2004. The issuance was conducted pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. There were no brokers or finders employed in the transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of shares.

     In connection with our reorganization in July 2001, we agreed to issue an aggregate of 475,048 shares of our restricted Series B preferred stock. Each share of our Series B preferred stock was automatically convertible upon the completion of a one-for-four reverse stock split. In connection with this reorganization, we issued 4,800 shares of our Series B preferred stock to an unaffiliated party in payment of its finder's fee for introducing the company to the shell with which it commenced the merger and reorganization. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. No general solicitation, offering or sale was conducted in connection with the issuance of shares. On August 27, 2001, each outstanding share of our Series B preferred stock was converted into 31.25 shares of common stock.

     Concurrent with our reorganization in July 2001, we sold 64,000 units to one accredited investor for a gross proceed of $1,500,000. Each unit consisted of one restricted share of the Series C preferred stock and one warrant to purchase one restricted share of the Series C preferred stock at an exercise price of $31.25 expiring on July 5, 2004. Each share of the Series C preferred stock is currently convertible into 46.875 shares of our common stock. The issuance was conducted pursuant to Section 4(2) of the 1933 Act and Rule 506. We paid a finder's fee of $150,000 to Keating Investments, LLC, an affiliated entity, for the introduction service rendered in connection with this transaction. No general solicitation, offering or sale was conducted in connection with the issuance of shares. Documents describing the units and rights attached to unit holders were publicly filed with our Form 10-QSB for the period ended September 30, 2001.

     However, concurrent with our submission of this registration statement, both we and the unit holders recognized that the terms of the warrant and the intentions of the parties more accurately reflected a conversion of the warrant directly into common stock, rather than conversion to Series C Preferred Stock and subsequent conversion into common stock. Our primary basis for this conclusion was the fact that the warrant holders did not receive the anti-dilution protection to which Series C Preferred shareholders are entitled, and, upon further inquiry, it became clear that we did not intend, nor did the unit holders expect, to receive such anti-dilution rights, or any other rights to which Series C Preferred shareholders are entitled. Both we and the unit holders believe that this was an error in drafting, and the current warrants do not reflect the intentions of the parties.

     Accordingly, on November 26, 2002, we requested that the entire class of unit holders, which consisted of 4 individuals or entities, submit the warrants issued as part of the units. In exchange, we conducted a pro-rata replacement of the warrants with Series C warrants directly convertible into common stock. Each new Series C warrant is exchangeable into 31.25 shares of common stock at an exercise price of $1.00, and does not contain any anti-dilution provisions. No general solicitation, offering or sale was conducted in connection with the warrant exchange.

     In August and September of 2001, we issued an aggregate of $836,667 principal amount of our 5% convertible debentures with attached common stock purchase warrants to six investors in a private placement offering conducted by certain of our directors and officers. The debentures are immediately convertible into common stock at a conversion price of $0.50 per share (after giving effect to an adjustment from the original conversion price of $0.75 per share) and will automatically convert into common stock on August 31, 2003. Each debenture is accompanied by a detachable warrant to purchase an additional number of shares of our common stock equal to the principal amount of the debenture purchased divided by $0.50 at an exercise price of $1.00 per share. The warrants are exercisable until August 31, 2004. The purchasers of these debentures were provided with certain registration rights. The issuance was conducted pursuant to Section 4(2) of the 1933 Act or Rule 506. No general solicitation, offering or sale was conducted in connection with the issuance of the securities.

     In September 2001, we issued a warrant to purchase 600,000 shares of common stock to Keating Investments, LLC, an accredited investor, in consideration for services to be rendered pursuant to a financial advisory agreement. The warrant entitles the holder to purchase 600,000 shares of common stock at an exercise price of $0.10 per share until September 10, 2006. We also issued to other consultants warrants to purchase a total of 517,848 shares of common stock at exercise prices ranging from $0.75 to $1.50. These issuances were made in reliance on Section 4(2) of the 1933 Act.

     From May to July of 2002, we issued an aggregate of $175,000 in principal amount of our 5% convertible debentures with attached warrants to purchase an aggregate of 350,000 shares of common stock, exercisable at $1.25 per share and expiring on August 31, 2005, to four accredited investors in a private placement offering conducted by certain of our directors and officers. The debentures are immediately convertible into common stock at a conversion price of $0.50 per share and will automatically convert into common stock on August 31, 2004. The purchasers of these debentures were provided with certain registration rights. The issuance was conducted pursuant to Section 4(2) of the 1933 Act or Rule 506. One finder was employed in this transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of the securities.

     On June 27, 2002, we issued a 13% convertible note to an accredited investor for consideration of $750,000 and a warrant to purchase 250,000 shares of our common stock. The note is immediately convertible into common stock at a conversion price of $0.80 per share. The warrant is exercisable until June 27, 2007 at exercise prices of $0.88, $1.04 and $1.20. The purchaser of the note was provided certain registration rights. The issuance was conducted pursuant to
Section 4(2) of the 1933 Act or Rule 506. One finder was employed in this transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of the securities.

     Between the time of our reverse merger on July 11, 2001 to September 10, 2002, we have issued an aggregate of 1,200,000 shares of common stock, and warrants exercisable into 529,000 shares of common stock with a weighted average exercise price of $0.50, in settlement of various debts and actual or pending litigation to 4 entities or individuals. The shares were valued at fair market value at the time of each settlement. Each and all of these investors were accredited investors within the definition of the Securities Act of 1933, as amended. The issuance was conducted pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506. There were no brokers or finders employed in the transaction, and no general solicitation, offering or sale was conducted in connection with the issuance of shares.

     Beginning on December 17, 2002, we began selling investment units comprised of convertible debentures and warrants to persons living outside of the United States, in reliance on the exemption provided by Regulation S promulgated under the Securities Act of 1933. As of January 28, 2003, we have sold 9 units having a total debenture value of $170,025. Each unit consists of a debenture convertible into shares of common stock at $0.40 per share and a warrant to purchase twice the number of shares issued upon conversion of the debenture at $1.00 per share. The debenture bears interest at 10% per annum and conversion is automatic two years after the debenture issue date. The warrants have a term of five years. We engaged an investment advisor resident in the Netherlands to introduce us to potential purchasers and we pay the investment advisor a fee computed as 12% of the principal amount of the debentures sold.


Item 27.  Exhibits.

2.1       Agreement and Plan of Reorganization dated July 6, 2001 between Global
          Sports & Entertainment, Inc. and Turfclub.com, Inc. (1)

3.1       Certificate of Incorporation of GWIN, as amended (8)

3.2       Bylaws of GWIN (8)

4.1       Certificate of Designations of Series C Preferred Stock and Series C
          Stock Purchase Agreement (1)

4.2       Form of Indenture representing 5% Convertible Debentures (1)

4.3       Form of Indenture representing 13% Convertible Debentures (8)

4.4       Form of Common Stock Purchase Warrant included with 5% Convertible
          Debenture Units (8)

5.1       Legal opinion of Pollet, Richardson & Patel, A Law Corporation (8)

10.1      Financial  Advisory Agreement dated September 10, 2001 between the
          GWIN and Keating  Investments,  LLC  (1)

10.2      Executive Services Agreement dated December 6, 1999 between GWIN and Mr. Miller  (1)

10.3      Executive  Services  Agreement  dated December 6, 1999 between GWIN and Mr.
          Root  (1)

10.4      Sports  Personality Agreement dated March 2, 2000 between GWIN and
          Mr. Root (1)

                                        4

10.5      Term sheet with British Bloodstock Agency, dated August 21, 2002 (8)

10.6 Agreement describing voting agreement between Mr. Manner and Mr. Root regarding Mr. Keating's board rights (2)

10.7      Common Stock Purchase Warrant issued to Keating Investments, LLC (1)

10.8      Debenture Purchase Agreement dated September 19, 2001 between GWIN and
          Mr. Root (1)

10.9      5% Convertible Debenture dated September 19, 2001 issued to Wayne
          Allyn Root (1)

10.11     Common  Stock  Purchase  Warrant  issued  to  Mr.  Root  (1)

10.12     Debenture Purchase Agreement dated August 31, 2001 between GWIN and
          Mr. Manner  (1)

10.13     5% Convertible Debenture dated September 19, 2001 issued to Mr.
          Manner (1)

10.14     Common Stock Purchase Warrant issued to Mr. Manner  (1)

10.15     Common  Stock  Purchase  Warrant dated September 4, 2001 between
          GWIN and Keating  Partners,  L.P.  (1)


10.16     Common Stock Purchase Warrant issued to Keating Partners, L.P. (1)

10.17     Promissory Note dated October 23, 2000 issued to Mr. Root  (1)


10.18     Letter Agreement dated July 5, 2001 between GWIN and Keating Investments,
          LLC (1)

10.19     Series  C  Preferred Stock Purchase Agreement dated July 10, 2001 between Trilium  Holdings  Ltd.  and  the  Company  (1)

10.20     Promissory Note dated November 12, 2001  issued to Mr. Keating. (3)

10.21     Promissory Note dated November  12, 2001 issued to Mr. Root. (3)

10.22     Securities  Purchase Agreement dated June 29, 2002 between Laurus
          Master Fund,  Ltd.  and GWIN (8)

10.23     2002 Equity Incentive Plan (6)

                                        5

10.24     Amendment  No.  1  to  Unit Purchase Agreement, dated November 26, 2002

21.1      List of Subsidiaries (8)

23.1      Consent of Moore Stephens, P.C. (10)

23.2      Consent of Pollet, Richardson & Patel, A Law Corporation (5)

23.3      Consent of Simon Hayes (9)

_________

(1) Incorporated by reference to the similarly described exhibit included with the registrant's Quarterly Report for quarter ended September 30, 2001 filed with the SEC on November 19, 2001.

(2)  Described  in  Exhibit  2.1

(3) Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report for the year ended December 31, 2001 filed with the SEC on April 1, 2002 and amended on May 15, 2002.

(4)  Incorporated  into  financial  statements  filed  herein

(5)  Incorporated into Exhibit 5.1

(6)  Incorporated  by  reference  to  the  Registrants  Definitive  Information
     Statement  filed  with  the  SEC  on  July  21,  2002.

(7) Unavailable in electronic format, but will be mailed upon request free of charge.

(8)  Previously submitted with this registration statement.

(9) Incorporated by reference to the similarly described exhibit included with the registrant's Annual Report for the fiscal period ended July 31, 2002, filed with the SEC on October 28, 2002.

(10)  Filed herewith.
--------------------------

ITEM 28.  UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the `Act`) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 5 to Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 20, 2003.

                                   GWIN


                                   /s/ Wayne Allyn Root
                                   ----------------------------
                                   By:  Wayne Allyn Root
                                        Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 5 to Form SB-2 Registration Statement has been signed below by the following persons on behalf of the registrant on February 20, 2003 and in the capacities indicated.

/s/ Wayne Allyn Root
-------------------------------------------
Wayne Allyn Root
Chairman, Chief Executive Officer
(principal executive officer)

/s/ Douglas Miller
-------------------------------------------
Douglas Miller
Director and Chief Financial Officer
(principal financial and accounting officer)

/s/ Timothy J. Keating
-------------------------------------------
Timothy J. Keating
Director

/s/ Edward J. Fishman
------------------------------------------
Edward J. Fishman
Director

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